UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

CADIZ INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CADIZ INC.

__________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2026

Dear Cadiz Inc. Stockholders:

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) of Cadiz, Inc., a Delaware corporation, will be held virtually on Thursday, June 18, 2026, at 10:00 a.m., Pacific Time, via the Internet at https://www.cstproxy.com/cadiz/2026 to consider and act upon the following matters:

(1)  The election of nine members of the Board of Directors, each to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

(2)  The approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock;

(3)   Ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for fiscal year 2026;

(4)  The approval of a non-binding advisory resolution regarding the compensation of our named executive officers; and

(5)  The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Only stockholders of record at the close of business on April 22, 2026 are entitled to notice of and to vote at the 2026 Annual Meeting.  In order to constitute a quorum for the conduct of business at the 2026 Annual Meeting, holders of a majority of all outstanding voting shares of our common stock and preferred stock must be present through virtual attendance or be represented by proxy. Holders of our common stock and our preferred stock will vote together as a single class on each proposal.  Holders of our depositary shares representing interests in our Series A Preferred Stock currently have no voting rights.

To provide access for our stockholders regardless of their location, our 2026 Annual Meeting will be held virtually online.  There will not be a physical location to attend the 2026 Annual Meeting in person.  However, the virtual 2026 Annual Meeting will provide substantially the same opportunities to participate as you would have at an in-person meeting, including the ability to submit questions and vote your shares. Detailed instructions on how to vote and participate at the 2026 Annual Meeting may be found in the proxy statement and online at https://www.cstproxy.com/cadiz/2026.  To be able to access the virtual 2026 Annual Meeting, you must have your 12-digit control number.  The control number is provided on the Notice of Internet Availability of Proxy Materials you received in the mail, on your proxy card, or through your broker or other nominee if you hold your shares in “street name”.

Whether or not you expect to attend the virtual annual meeting, we encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting. Your proxy is revocable and will not affect your right to vote at the 2026 Annual Meeting if you chose to attend virtually.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive a voting instruction form from the holder of record. You must provide voting instructions to your brokerage firm, bank, broker-dealer or other similar organization by filling out the voting instruction form in order for your shares to be voted. We recommend that you instruct your broker or other nominee to vote your shares as promptly as possible.

If your shares are held in street name and you would like to attend the virtual annual meeting to vote your shares, you will need to contact your brokerage firm, bank, broker-dealer or other similar organization to obtain a legal proxy. Once you have your legal proxy, contact Continental Stock Transfer to have a control number generated. Continental Stock Transfer’s contact information is as follows:  917-262-2373, or email proxy@continentalstock.com.

We are pleased to utilize the Securities and Exchange Commission rules that allow us to furnish these proxy materials, including an electronic proxy card for the meeting and our 2025 Annual Report to Stockholders, which is our Annual Report on Form 10-K for the year ended December 31, 2025, to stockholders via the internet. On or about May 8, 2026, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2025 Annual Report and how to vote. Utilizing these rules allows us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

By Order of the Board of Directors

Stanley Speer
Secretary

Los Angeles, California

April ___, 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 18, 2026.

Our proxy statement and the 2025 Annual Report to Stockholders on Form 10-K are available at https://www.cstproxy.com/cadiz/2026.

CADIZ INC.

Annual Meeting of Stockholders

CADIZ INC.

550 S. Hope Street, Suite 2850

Los Angeles, California 90071

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2026

INFORMATION ABOUT SOLICITATION AND VOTING

The Board of Directors of Cadiz Inc. (“the Company”) is soliciting proxies to be voted at the annual meeting of our stockholders to be held at 10:00 am Pacific Time on Thursday, June 18, 2026 (the “2026 Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The 2026 Annual Meeting will be conducted this year as a virtual meeting and will be accessible to stockholders of record via the Internet at the following website:  https://www.cstproxy.com/cadiz/2026. This proxy statement contains information that may help you decide how to vote.

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the notice, our proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2025 (the “2025 Annual Report”) with financial statements, and a proxy card for the meeting, by providing access to them on the internet to save printing costs and benefit the environment. These materials will first be available on the internet on or about April 29, 2026. We will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about May 8, 2026 to our stockholders of record and beneficial owners as of April 22, 2026, the record date for the meeting. This proxy statement and the Notice contain instructions for accessing and reviewing our proxy materials on the internet and for voting by proxy over the internet. If you prefer to receive printed copies of our proxy materials, the Notice contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request.

Record Date, Voting Securities and Quorum

The Board of Directors has fixed the close of business on April 22, 2026, as the record date for determination of stockholders entitled to notice of, and to vote at, the 2026 Annual Meeting.

On the record date, _____________ shares of the Company’s common stock, 329 shares of the Company’s Series 1 Preferred Stock, and 2,300 shares of the Company’s 8.875% Series A Preferred Stock were outstanding. Holders of common stock are entitled to one vote per share. Holders of Series 1 Preferred Stock are entitled to that number of votes equal to the number of shares of Series 1 Preferred Stock held at the time the shares are voted multiplied by the voting ratio then applicable to preferred stock, which is currently 301.98 votes for each share of Series 1 Preferred Stock; provided, however, that no beneficial owner of Series 1 Preferred Stock shall have the right to vote in excess of 9.9% of the total number of voting shares.  Holders of our common stock and our Series 1 Preferred Stock will vote together as a single class on each proposal. Holders of depositary shares representing interests in the Series A Preferred Stock currently have no voting rights.

The candidates for director receiving a plurality of the votes of the shares present through virtual attendance or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon will be elected (Proposal 1).

The proposal to adopt an amendment to our existing Certificate of Incorporation (Proposal 2) will be adopted if the votes cast in favor of this proposal exceed the votes cast against this proposal from the holders of the shares present through virtual attendance or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon.

An affirmative vote of the holders of a majority of the shares present through virtual attendance or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon is  required for the ratification of the Company’s independent registered public accounting firm (Proposal 3), and the passage of the non-binding advisory resolution approving the compensation of the Company’s named executive officers (Proposal 4). While the vote on Proposal 4 is advisory and will not be binding on the Company or our Board, the Board will review the voting results on this proposal and take the results into consideration when making future decisions regarding executive compensation.

If you return a properly completed proxy before the 2026 Annual Meeting, the persons named will vote your shares as you specify in the proxy. If you return your proxy but do not indicate how you wish your shares voted, they will be voted in accordance with the Board’s recommendations. If you do not return a proxy or submit your vote via the Internet, then your shares will not be voted unless you attend the virtual meeting and cast your vote via the online meeting platform.

To have a quorum, holders of a majority of all voting shares of our common stock and preferred stock issued and outstanding on the record date must be present through virtual attendance or represented by proxy and entitled to vote at the 2026 Annual Meeting. If you are a record holder of shares of voting stock as of the record date and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the 2026 Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your bank, broker or other nominee submits a proxy covering your shares.

Brokers may not vote your shares on Proposal 1, the election of directors, in the absence of your specific instructions as to how to vote. Brokers are also not authorized to vote your shares on Proposal 4. The Company encourages you to provide instructions to your broker regarding the voting of your shares on these Proposals.

Abstentions and "broker non-votes" will be counted for purposes of determining a quorum, but will be treated as neither a vote "for" nor a vote "against" the proposals. Because Proposals 3 and 4 require the affirmative vote of the holders of a majority of the shares present through virtual attendance or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon to pass, an abstention, because it is not a vote “for,” will have the effect of a negative vote with respect to Proposals 3 and 4 and could cause these Proposals not to pass.  As to Proposal 2, because this proposal will pass if the votes cast in favor of this proposal exceed the votes cast against this proposal from the holders of the shares present through virtual attendance or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon, an abstention will have no effect on the outcome of the vote on this proposal.

Revocability of Proxies

You may revoke a proxy any time before the voting begins in any of the following ways:

* By giving written notice to the Company’s corporate secretary;

* By signing and delivering a later dated proxy; or

* By attending virtually and casting your vote via the online platform during the 2026 Annual Meeting.

Cost of Solicitation

The Company is paying the expenses of this solicitation. If requested, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies, without extra compensation, in person or by telephone, fax, e-mail, or similar means.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive these proxy materials?

We are providing this Proxy Statement in connection with our Board’s solicitation of proxies to be voted at the 2026 Annual Meeting, or at any postponements or adjournments thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the 2026 Annual Meeting. You are invited to attend the virtual Annual Meeting to vote electronically on the proposals described in this Proxy Statement. However, you do not need to attend the 2026 Annual Meeting to vote your shares. Instead, you may vote your shares using one of the other voting methods described in this Proxy Statement.

Whether or not you expect to attend the Annual Meeting, please vote your shares as soon as possible in order to ensure your representation at the Annual Meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials?

Instead of mailing printed copies to each of our stockholders, we have elected to provide access to the proxy materials over the internet under the SEC’s “notice and access” rules. These rules allow us to make our stockholders aware of the 2026 Annual Meeting and the availability of the proxy materials by sending the Notice, which provides instructions on how to access the full set of proxy materials through the internet or make a request to have printed proxy materials delivered by mail. Accordingly, on or about May 8, 2026 we will mail the Notice to each of our stockholders. The Notice contains instructions on how to access the proxy materials, including this Proxy Statement and the 2026 Annual Report, each of which are available at https://www.cstproxy.com/cadiz/2026. The Notice also provides instructions on how to vote your shares through the internet, by mail or at the 2026 Annual Meeting.

What is the purpose of complying with the SEC’s “notice and access” rules?

We believe compliance with the SEC’s “notice and access” rules allows us to provide our stockholders with the materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and reducing the environmental impact of the 2026 Annual Meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive the proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise.

Can I access these proxy materials on the internet?

Yes. The Notice of Annual Meeting, Proxy Statement, and 2025 Annual Report, are available for viewing, printing, and downloading at https://www.cstproxy.com/cadiz/2026. Our 2025 Annual Report is also available under the Investors section of our website at www.cadizinc.com and through the SEC’s EDGAR system at http://www.sec.gov. All materials will remain posted on https://www.cstproxy.com/cadiz/2026 at least until the conclusion of the meeting.

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record – Shares Registered in Your Name

If you are a stockholder of record, you may vote electronically at the virtual 2026 Annual Meeting, vote by proxy using the proxy card or vote via the internet. Whether or not you plan to attend the 2026 Annual Meeting, we urge you to vote by proxy or via the internet to ensure your vote is counted. You may still attend the virtual 2026 Annual Meeting and vote electronically if you have already voted by proxy or via the internet. You may vote as follows:

●

To vote electronically at the virtual 2026 Annual Meeting, go to https://www.cstproxy.com/cadiz/2026 to attend the 2026 Annual Meeting and follow the instructions provided on the website. Once you have joined the virtual meeting, you may, just as you would be able to do so in person, vote your shares or submit a question electronically during the meeting by following the instructions available on the meeting website.

●

To vote using the hard copy proxy card, in the event you have requested and received a hard copy, simply complete, date and sign the proxy card and return it promptly in the envelope provided. If you return your signed hard copy proxy card to us so that we receive it prior to the 2026 Annual Meeting, we will vote your shares as you direct.

●

To vote through the internet, go to https://www.cstproxy.com/cadiz/2026 and follow the instructions provided on the website. To cast your vote, you will be asked to provide the control number from the Notice or your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 17, 2026. Our internet voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Notice or proxy card.

Beneficial Owner – Shares Registered in the Name of Broker or Bank

If you hold your shares in “street name” and thus are a beneficial owner of shares registered in the name of your broker, bank or other agent, you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares. Check the voting form used by that organization to see if it offers internet voting. To vote electronically at the virtual 2026 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Can I change my vote after submitting my proxy, voting via the internet?

Yes. You can revoke your proxy at any time before the final vote at the virtual 2026 Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of four ways:

●	You may submit another properly completed proxy card with a later date;

●	You may vote again by internet at a later time (prior to the deadline for internet voting);

●	You may send a written notice that you are revoking your proxy to: Corporate Secretary, Cadiz Inc., 550 South Hope Street, Suite 2850, Los Angeles, CA 90071

●	You may attend the virtual 2026 Annual Meeting and vote electronically. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote. Your most current internet proxy or proxy card will be the one that is counted at the 2026 Annual Meeting. If you send a written notice of revocation, please make sure to do so with enough time for it to arrive by mail prior to the 2026 Annual Meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days after the 2026 Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors has nominated the nine persons listed below for election at the 2026 Annual Meeting to serve as directors for a term expiring at the 2027 Annual Meeting of Stockholders or until their respective successors are elected and qualified.

Susan P. Kennedy

Stephen E. Courter

Maria Dreyfus

Maria Echaveste

Winston H. Hickox

Barbara A. Lloyd

Kenneth T. Lombard

David O’Hara

Richard Polanco

Each of the nominees currently serves as a director and has agreed to serve as such for another term if elected. The Board has reviewed the background of the nominees, as set out on the following pages, and has determined to nominate each of the current Directors for re-election. Proxies may not be voted for a greater number of persons than nine, representing the number of nominees named in this proxy statement.

The Board believes that each nominee has valuable individual skills and experience that, taken together, provides the Board with the variety and depth of knowledge, judgment, and vision necessary to provide effective oversight of a resource development enterprise like ours.  As indicated in the following biographies, the nominees have extensive and diverse experience in a variety of fields, including water policy, public policy, legal and regulatory affairs (Ms. Echaveste, Mr. Hickox, Ms. Kennedy, Ms. Lloyd, Mr. Lombard, Mr. O’Hara and Sen. Polanco), agricultural development (Ms. Dreyfus), real estate development (Mr. Hickox and Mr. Lombard), environmental stewardship and sustainability (Mr. Hickox, Ms. Kennedy and Ms. Lloyd), water technology and engineering (Mr. Courter and Ms. Kennedy), finance and capital markets (Mr. Courter, Ms. Dreyfus, Mr. Hickox, Ms. Kennedy, Ms. Lloyd, Mr. Lombard, and Mr. O’Hara), public accounting, audit and risk management (Mr. Courter, Ms. Dreyfus, Mr. Hickox, Ms. Lloyd, Mr. Lombard and Mr. O’Hara), community engagement (Ms. Echaveste, Ms. Kennedy, Mr. Lombard, and Sen. Polanco,), and corporate management, strategy and structure (Mr. Courter, Ms. Dreyfus, Ms. Kennedy, and Mr. O’Hara).

The Board also believes that, as indicated in the biographies, the nominees have demonstrated significant leadership skills as the head of business, government and non-profit organizations, including as a chief executive officer (Mr. Courter, Ms. Dreyfus, Ms. Echaveste, Mr. Hickox,  Ms. Lloyd, Ms. Kennedy, Mr. Lombard and Mr. O’Hara), as high-ranking appointments in state and federal government administrations (Ms. Echaveste, Ms. Kennedy, Mr. Hickox, Ms. Lloyd, Mr. O’Hara and Sen. Polanco) or as chairs of community and academic foundation boards (Ms. Echaveste, Ms. Dreyfus, Ms. Lloyd, Ms. Kennedy, and Mr. Lombard). Further, all of the nominees have significant experience in the oversight of public companies due to their service as the Company’s directors or as directors of other companies. The Board believes that these skills and experiences qualify each nominee to serve as a director of the Company.

Proxies will be voted “FOR” the election of the nominees named above unless instructions are given to the contrary.

Required Vote.

Vote by a plurality of the votes of the shares present through virtual attendance or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon is required for the election of directors under Proposal 1. You may vote “FOR” one or more of the Nominees, or “WITHHOLD” your vote as to one or more of the Nominees. There is no “against” option. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes.

Should any nominee become unable to serve as a director, the persons named in the enclosed form of proxy will, unless otherwise directed, vote for the election of such other person as the present Board of Directors may designate to fill that position.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION

OF EACH NOMINEE AS A DIRECTOR.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information, the present occupation and the business experience for the past five years or more of each director who will stand for election at our 2026 Annual Meeting of Stockholders and for each named executive officer who is not also a director.

Nominees for Director:

Name	Age	Position with Cadiz

Susan P. Kennedy	65	Chair of the Board of Directors and Chief Executive Officer

Stephen E. Courter	71	Director

Maria Dreyfus	46	Director

Maria Echaveste	71	Director

Winston H. Hickox	83	Director

Barbara A. Lloyd	64	Director

Kenneth T. Lombard	71	Director

David O’Hara	63	Director

Richard Polanco	75	Director

Executive Officers not also on the Board of Directors:

Name	Age	Position with Cadiz

Cathryn R. Rivera	55	Chief Operating Officer

Stanley E. Speer	65	Chief Financial Officer and Secretary

Director Biographical Information and Highlights

Susan P. Kennedy Chair of the Board of Directors & Chief Executive Officer	Director Since: 2021	Age: 65

Biography

Susan P. Kennedy was appointed to the Board of Directors of the Company in March 2021 and became Chair of the Board in February 2022. In January 2024, Ms. Kennedy was appointed CEO. Ms. Kennedy is an accomplished executive, policymaker and strategist with a distinguished career as a founder and chief executive of a clean energy company, top advisor to two California Governors, former Commissioner of the California Public Utilities Commission, and advisor to high-profile governing boards in the corporate, regulatory, government, and non-profit sectors. Previously, Ms. Kennedy founded California energy storage start-up Advanced Microgrid Solutions, serving as chief executive officer and board chair from 2013-2020 until it was acquired by Fluence (NASDAQ: FLNC) in 2020. Prior to entering the private sector, Ms. Kennedy served for two decades at the highest levels of government, including chief of staff to Governor Arnold Schwarzenegger (2006-2011) and cabinet secretary and deputy chief of staff to Governor Gray Davis (1999-2003). From 2003 to 2006, Ms. Kennedy served as Commissioner of the California Public Utilities Commission (CPUC), which regulates the state’s investor-owned electricity, gas, telecommunications, and water utilities. In this role, she oversaw the CPUC’s efforts to ensure water utilities deliver clean, safe, and reliable water to their customers at reasonable rates. In addition to her service on the CPUC, Ms. Kennedy was confirmed by the California Senate to serve on the California Bay-Delta Authority, the statewide body responsible for overseeing one of the largest water projects in the world — the $8 billion,10-year restoration of the San Francisco Bay Delta ecosystem. In this role, Ms. Kennedy was responsible for agreements among environmental and agricultural interests and urban water users for multi-billion-dollar co-investments in water storage facilities, water use efficiency, and restoration of impaired waterways and fisheries. Ms. Kennedy holds a B.A. in Management from Saint Mary’s College of California.

Skills & Qualifications

Ms. Kennedy’s vast public service experience, including as Chief of Staff and Cabinet Secretary to two California Governors and as a Commissioner on the California Public Utilities Commission, as well as her experience founding and leading a renewable energy company enable her to provide key leadership, public policy, strategy, and industry expertise to the Board and management.

Cadiz Board Committees N/A

Stephen E. Courter	Director Since: 2008	Age: 71

Biography

Stephen E. Courter was appointed to the Board of Directors of the Company effective October 9, 2008.   Mr. Courter is currently on the faculty of the McCombs School of Business, University of Texas at Austin where he teaches MBA courses in strategy and new venture creation. He also serves as a director and the chair of the audit committee of Upland Software (NASDAQ: UPLD), a business process software company. Mr. Courter has over 30 years of experience in management positions in the technology/telecommunications industry, serving most recently as CEO of Broadwing Communications from 2006 to 2007 and CEO of NEON Communications from 2000 to 2006. Mr. Courter has also previously served as a director on several corporate boards, including NEON Communications from 2001-2006, Broadwing Communications from 2006-2007, and GLOBIX from 2006-2007. Mr. Courter began his career as an officer in the U.S. Army and has also held various executive positions, both in the U.S. and Europe, at several major corporations including KPMG, IBM and Sprint. Mr. Courter holds an MBA from George Washington University and a B.S. in Finance from Pennsylvania State University.

Skills & Qualifications

Mr. Courter’s experience in finance, accounting, the technology industry and cybersecurity, as well as his extensive executive and leadership experience enables him to provide valuable leadership, strategy, finance, and risk management guidance to the Board.

Cadiz Board Committees ● Audit & Risk (Chair) ● Corporate Governance & Nominating

Maria Dreyfus	Director Since: 2023	Age: 46

Biography

Maria Dreyfus was elected to the Board of Directors of the Company in June 2023.  Ms. Dreyfus is the CEO and Founder of Ardinall Investment Management, an investment firm focused on sustainable investing, electrification, digitization and resilient infrastructure that she started in 2017.  Prior to Ardinall Investment Management, Ms. Dreyfus spent 15 years at Goldman Sachs, where she most recently served as a Portfolio Manager and Managing Director in the Goldman Sachs Investment Partners (GSIP) Group. Ms. Dreyfus also currently serves as a director on the board of Exxon Mobil Corporation (NYSE: XOM). Previously, she served as an independent director on the boards of Pioneer Natural Resources (NYSE: PXD,  2021- 2024), Macquarie Infrastructure Corporation (NYSE: MIC, 2018 - 2022), Nabors Energy Transition Corp (NYSE: NETC, 2021 - 2023) and CDPQ, one of Canada’s largest pension plans (2019 – 2024) and on the advisory board of Eni SpA’s corporate venture arm.  Ms. Dreyfus also serves as a director on several private companies’ governing and advisory boards in the energy transition and technology space and on community and non-profit boards. Ms. Dreyfus is the Vice Chair of the advisory board of the Center on Global Energy Policy at Columbia University and co-chair of its Women in Energy program. Ms. Dreyfus is also a member of the MIT Corporation’s Development Committee and sits on the MIT Economics Department’s Visiting Committee.  Her current and past non-profit board memberships include the Global Carbon Management  Foundation, the New America Alliance, Breakthrough New York, and Girls Inc. of NYC. Ms. Dreyfus has held her CFA since 2004 and holds a dual degree in economics and management science from the Massachusetts Institute of Technology.

Skills & Qualifications

Ms. Dreyfus’ career in finance with expertise in capital markets, audit, accounting, technology and energy, as well as corporate governance, sustainability and risk management bring critical skills and experience to the Board.

Cadiz Board Committees ● Corporate Governance & Nominating ● Audit & Risk

Maria Echaveste	Director Since: 2019	Age: 71

Biography

Maria Echaveste was elected as a director at the Company’s 2019 Annual Meeting.  Ms. Echaveste is a scholar with a distinguished career working as a community leader, public policy advisor, lecturer, senior White House official, and attorney. She is presently President and CEO of the Opportunity Institute, a non-profit working to increase economic and social mobility focused on equity for the most vulnerable communities. Ms. Echaveste has been affiliated with UC Berkeley in various capacities since 2004 including: lecturing at the School of Law and in the undergraduate division on immigration and education; serving as program and policy director of the Law School’s Chief Justice Earl Warren Institute on Law and Social Policy from 2006 -2012; serving as a Senior Fellow at UC Berkeley’s Center for Latin American Studies since 2008; and as a Visiting Scholar with the Berkeley Food Institute from 2015-2016. Previously, from 1998 to 2001 Ms. Echaveste served as Assistant to the President and Deputy Chief of Staff for President Bill Clinton focused on issues relating to immigration, civil rights, education, finance, Mexico and Latin America. From 1993 to 1997, she served as Administrator of the Wage and Hour Division at the US Department of Labor. In 2009, then-Secretary of State Hillary Clinton appointed Ms. Echaveste as a special representative to Bolivia. From 2015-2017, Ms. Echaveste served as vice-chair of the California International Trade and Investment Advisory Committee, an appointment by Governor Brown. Ms. Echaveste presently serves on the board of directors of Mi Familia Vota and UCSF Benioff Children’s Hospitals.

Skills & Qualifications

Ms. Echaveste’s accomplished career in public service and academia, and her extensive community leadership roles enable her to provide valuable public policy and stakeholder insights to the Board.

Cadiz Board Committees ● Corporate Governance & Nominating (Chair) ● Equity, Sustainability & Environmental Justice

Winston Hickox Lead Independent Director	Director Since: 2006	Age: 83

Biography

Winston Hickox was appointed to the Company’s Board of Directors in October 2006.  Mr. Hickox is currently a partner at the public policy consulting firm California Strategies, a position he has held since 2006, Mr. Hickox also currently serves as a Member of the Strategic Advisory Group of Paladin Capital Group, a global investor in cyber security companies. Previously, from 2007 until 2012, Mr. Hickox chaired the FTSE Environmental Markets Committee responsible for bi-annual reset of the FTSE Environmental Markets Index Series. From 2004 – 2006, Mr. Hickox served as Senior Portfolio Manager with the California Public Employees’ Retirement System (CalPERS), designing its environmentally-oriented impact investment initiatives for the fund’s now $500 billion investment portfolio.  Prior to CalPers, from 1999 – 2003, Mr. Hickox served as Secretary of the California Environmental Protection Agency (CalEPA) and a member of the Governor’s cabinet. Earlier in his career, Mr. Hickox’s additional private sector experience included head of Portfolio Management, Managing Director and Partner at Lasalle Investment Management from 1987 to 1998, where he managed a $2B real estate portfolio, and President of his own securities brokerage firm, the Hickox Financial Corporation. Mr. Hickox has also served on numerous corporate boards, including Thomas Properties Group, a publicly traded full service real estate investment firm, and GRIDiant Corporation, a privately held corporation in the energy technology sector. Mr. Hickox’s prior government service includes the Board of the $14 billion Sacramento County Employees’ Retirement System (SCERS) from 1998 – 2012, Chair of the Market Advisory Committee, which helped prepare for the implementation of AB 32 California’s sweeping effort to address climate change, and seven years as a Special Assistant to the Governor for Environmental Affairs as well as a Deputy Secretary for Environmental Affairs. From April 1997 to January 1999, Hickox also served as one of the California Assembly Speaker’s appointees to the California Coastal Commission.  Mr. Hickox holds an MBA from Golden Gate University and a B.S. from California State University.

Skills & Qualifications

Mr. Hickox’s vast investment experience and roles with the State of California and other industry groups enable him toprovide valuable leadership, public policy, investment, finance, and industry expertise to the Board.

Cadiz Board Committees ● Compensation (Chair) ● Audit & Risk ● Equity, Sustainability & Environmental Justice

Barbara A. Lloyd	Director Since: 2024	Age: 64

Biography

Barbara A. Lloyd was appointed to the Board effective February 29, 2024. Ms. Lloyd is currently CEO and Founder of IMPACTS USA Advisory Services (IMPACTS), a private consulting firm she established in 2013.  For more than 10 years, IMPACTS has been advising governments, developers, and investors on innovative capital asset strategies, including public-private partnerships for complex infrastructure projects such as the California High-Speed Rail. IMPACTS advisory clients also have included multiple campuses of the University of California and the California Departments of Transportation and Veterans Affairs. She also advised the state Department of Water Resources and the cities of Los Angeles, Oakland and San Jose at prior employers. Prior to founding IMPACTS, from October 2008 to August 2013, Lloyd served as a Managing Director for KPMG, specializing in alternative financing and delivery options for complex infrastructure projects and governmental facilities. Previously, from February 1999 to October 2004, Lloyd served as Chief Deputy Treasurer and Deputy Treasurer for Public Finance for the California State Treasurer’s Office where she led multiple high-profile, complex bond transactions, such as California’s $11 billion Power Supply Revenue Bonds, then the largest municipal bonds ever issued (2002), and $12.3 billion Economic Recovery Bonds, including the largest single-day issuance in municipal bond history, at $7.9 billion (2004). In her role at the State Treasurer’s Office, Lloyd also served as chief negotiator and senior spokesperson with rating agencies, credit enhancement providers, investors, governmental agencies, and other bond market participants. Lloyd also served as Treasury Manager for the City of Oakland from December 1997 to February 1999.  Lloyd’s expansive financial career also includes roles in senior executive public finance positions at Lehman Brothers Public Finance, acquired by Barclays, and Leifer Capital, now KNN Public Finance. She led banking transactions for the State of California; Los Angeles Department of Water and Power; California Department of Veterans Affairs; Irvine Ranch Water District; San Diego County; City of Oakland; and California Communities JPA. Lloyd began her career as a Fellow for the California State Assembly, later becoming Chief of Staff in the 14th Assembly District, serving diverse communities in Alameda County. Lloyd has an M.B.A. from Stanford University and a B.A. in Political Science from UC Davis.

Skills & Qualifications

Ms. Lloyd’s deep experience in project and municipal financing. including public-private infrastructure financing for the State of California and other clients, enable her to provide valuable leadership, public policy, investment, and finance expertise to the Board.

Cadiz Board Committees ● Audit & Risk ● Compensation

Kenneth T. Lombard	Director Since: 2022	Age: 71

Biography

Kenneth T. Lombard was appointed to the Board of Directors of the Company in April 2022.  Mr. Lombard is presently President & CEO of BRIDGE Housing, a leading nonprofit developer, owner, and manager of affordable housing. He joined BRIDGE in November 2021. Over a career that spans three decades, Mr. Lombard joined BRIDGE following positions at Seritage Growth Properties (NYSE: SRG), where he served most recently as Special Advisor; he was an original Board member when Seritage went public in 2015 and subsequently served as Seritage’s EVP and COO. Seritage is a self-administered and self-managed REIT with properties totaling approximately 39 million square feet of space across 49 states and Puerto Rico. Earlier, Mr. Lombard was President of MacFarlane Partners, an investment management firm that acquires, develops, and manages real estate assets on behalf of pensions and institutional investors. Prior to joining MacFarlane Partners, Mr. Lombard served as Vice Chairman, Partner, and head of investments for Capri Capital Partners, and President of the Capri Urban Fund, which invested in more than $1 billion in commercial, residential, and mixed-use development, redevelopment, and repositioning projects in densely populated urban markets of the U.S. From 2004 to 2008, Mr. Lombard was President of Starbucks Entertainment, where he managed the collaboration with Concord Music to form a new Starbucks music label. In 1992, Mr. Lombard co-founded Johnson Development Corporation and spent 12 years as the President and Partner of the firm, creating a legacy of economic improvement in underserved communities of color in 65 cities and 17 states. Mr. Lombard holds a B.A. in Communication from the University of Washington.

Skills & Qualifications

Mr. Lombard’s broad experience in business development, executive management, investment banking, economic development, corporate expansion, and real estate investment provides important skills and guidance for the Board.

Cadiz Board Committees ● Audit & Risk

David O’Hara	Director Since: 2026	Age: 63

Biography

David O’Hara was appointed to the Board of Directors of the Company in February 2026.  Mr. O’Hara is a senior finance executive with extensive experience in corporate finance, commercial strategy and large-scale growth initiatives. He is presently on the Board of Directors for private companies Rhorrim, Inc. and LevelTen Energy, Inc.  Mr. O’Hara spent more than 20 years at Microsoft in senior executive leadership roles, most recently serving as Executive Vice President and Chief Financial Officer of Microsoft’s Commercial Business Group. In that role, he was responsible for investment strategy, budgeting, forecasting, and financial analysis across some of the company’s largest and most strategically important business units. His experience includes oversight of large-scale, long-duration capital investments such as data centers, cloud infrastructure, and global platform expansions. Earlier at Microsoft, Mr. O’Hara served as Chief Operating Officer of Microsoft Advertising and as Vice President of Business Development.  Before joining Microsoft, Mr. O’Hara served as Vice President of Mergers and Acquisitions and Vice President for the International Division at Great Plains Software, which was acquired by Microsoft in 2001. Previously, Mr. O’Hara also served in state government as a director of economic development.  Mr. O’Hara holds a Bachelor’s degree in Economics and an MBA from the University of South Dakota.

Skills & Qualifications

Mr. O’Hara is a senior finance executive with deep experience in corporate finance, commercial strategy, and large-scale capital investment, complemented by public sector experience, providing valuable skills as the Company expands its services, executes public and private financing initiatives, and navigates key regulatory pathways.

Cadiz Board Committees ● Audit & Risk

Richard Polanco	Director Since: 2022	Age: 75

Biography

Senator Richard Polanco was appointed a director of the Company in 2022.   Senator Polanco is presently managing director of Tres Es Inc., a boutique government affairs firm.  Senator Polanco began his career in public service in 1975 and served on the staff of several local and state officials including Los Angeles County Supervisor Ed Edelman in (1975 – 1978), California Governor Jerry Brown (1978 – 1982) and Assemblyman Richard Alatorre (1982 – 1986).  In 1986, Senator Polanco was elected to the California State Assembly where he served until 1994 when he was elected to the California State Senate. Senator Polanco served in the Senate from 1994 until his retirement in 2002, including four years as the Senate Majority Leader from 1998 – 2002. During his 16 years in the State Legislature Sen. Polanco served as Senate Majority Leader (1998-2002) and Chair of the Latino Legislative Caucus (1990 – 2002), authoring bills across a wide range of policy areas, from clean drinking water to voting rights.  In October 2002, Senator Polanco established the California Latino Caucus Institute for Public Policy, a 501(c)3 non-profit organization that supports leadership programs for Californians. Senator Polanco served as the Institute’s first Chairman of the Board.  Earlier in his career, Senator Polanco served as the Executive Director to the Maravilla Neighborhood Project Area Committee in East Los Angeles, and as a Community Organizer for the Maravilla Public Housing Project.  Senator Polanco has also served on a variety of public, private and non-profit boards and commissions, including California Delta Dental Plan, Meruelo Maddux Construction Inc., California Public Utility Commission Low Income Oversight Board, Sylvatex Inc., Farmworker Institute for Education & Leadership Development, Cesar Chavez Adult Charter School and the UCLA Luskin School of Urban Affairs.  He attended both the University of Redlands and the Universidad Nacional Mexico, majoring in business administration.

Skills & Qualifications

Senator Polanco’s 40-year career navigating the intersection of public policy, the private sector, and disadvantaged communities in California has provided him with a portfolio of skills valuable to the Board’s oversight of the Company’s purpose, mission, vision and values.

Cadiz Board Committees ● Compensation ● Equity, Sustainability & Environmental Justice (Chair)

Executive Officer Biographical Information and Highlights

Cathryn R. Rivera Chief Operating Officer (COO)	Appointed: 2024	Age: 55

Biography

Cathryn Rivera was appointed Chief Operating Officer (COO) of the Company on September 16, 2024.  From 2019 to 2024, Ms. Rivera served as Appointments Secretary for California Governor Gavin Newsom, responsible for making gubernatorial appointments to over 3,000 leadership positions in the California state government. Before joining the Newsom Administration, from 2002 – 2019, Ms. Rivera served as a Board Member on the California Agricultural Labor Relations Board, at the nexus of a critical workforce and the State’s $57 billion agricultural industry. From 1999 to 2002, Ms. Rivera was the Chief Deputy Cabinet Secretary for Governor Gray Davis, serving as the Governor’s key liaison to state agencies, departments, and boards. In that role, Ms. Rivera was responsible for the development and implementation of administration policies for the largest, most complex government agencies including the Health and Human Services Agency, Department of Corrections and Rehabilitation, and Department of Food and Agriculture. Previously, Ms. Rivera served on the Board of Directors for Planned Parenthood Mar Monte, the largest affiliate of the national organization, overseeing a $100 million budget with 35 health centers in 42 counties across California and Nevada. Ms. Rivera received a B.S. in Business Management from Arizona State University and her law degree from the University of California, Berkeley.

Stanley Speer Chief Financial Officer (CFO)	Appointed: 2020	Age: 65

Biography

Stanley Speer was appointed Chief Financial Officer (CFO) of the Company on May 5, 2020.  In addition to his role at the Company, Mr. Speer is the principal of Speer and Associates, LLC, a consulting firm he founded in 2012 to provide practical operational, financial and strategic financial solutions to public and private businesses.  Previously, Mr. Speer was a Managing Director with Alvarez & Marsal (“A&M”), a global professional services firm specializing in advising and assisting boards of directors, investment groups, management groups and lenders in a wide range of turnaround, restructuring and reorganization situations. Prior to joining A&M, Mr. Speer served as Chief Financial Officer for Cadiz from 1997 to 2003 and its subsidiary Sun World International, a fully-integrated agriculture company. Earlier, Mr. Speer was a partner with Coopers & Lybrand (now PricewaterhouseCoopers), where he spent 14 years in the Los Angeles office specializing in business reorganizations. In addition to his professional positions, from May 2018 – February 2024, Mr. Speer served on the Board of Directors of Sunworks (NASDAQ: SUNW) including as chair of the Sunworks audit committee. Mr. Speer earned his bachelor’s degree in business administration from the University of Southern California.

THE BOARD OF DIRECTORS

 As enshrined in the Company’s bylaws, all business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The Board of Directors is responsible for the Company’s management and strategic direction and also for establishing our broad corporate policies, including our leadership structure. The Board also oversees and reviews key aspects of the Company’s risk management efforts and regularly reviews our strategic business plans, which includes evaluating the objectives of and risks associated with these plans.

Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified.  There are no family relationships between any directors or current officers of the Company.  Company officers serve at the discretion of the Board of Directors.

Director Independence

Messrs. Courter, Hickox, Lombard, O’Hara and Polanco and Mses. Dreyfus, Echaveste and Lloyd have all been affirmatively determined by the Board to be “independent” under all relevant securities and other laws and regulations, including those set forth by the SEC and regulations and pertinent listing standards of the NASDAQ Global Market, as in effect from time to time.  Mr. Hickox is the Company’s lead independent director, appointed by the Board to serve in this role in 2021.  The objective of the lead independent director is to further enhance independent board oversight of management and to provide a board liaison to stockholder interests independent of management.

The Company’s independent directors meet routinely in executive session without the presence of management.  Independent directors met in executive session at each regularly scheduled meeting of the Board in 2025, in each case outside the presence of any director who also serves as an executive officer.  In addition to regularly scheduled board meetings, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chief Executive Officer, Chief Financial Officer and other members of management as well as reports by experts and other advisors.

Independence of Committee Members

All standing committees of the Board of Directors are comprised entirely of directors whom the Board has affirmatively determined to be independent, as they meet the objective requirements set forth by the NASDAQ Global Market and the SEC, and each of whom have no relationship, direct or indirect, to the Company other than as stockholders or through their service on the Board.

Each Board committee is chaired by an independent director and maintains a written charter detailing its authority and responsibilities.  These charters are reviewed periodically as legislative and regulatory developments and business circumstances warrant and are available in their entirety on the Company’s website at https://investors.cadizinc.com/corporate-governance/governance-documents/ and to any stockholder otherwise requesting a copy.

Communications with the Board of Directors

Stockholders wishing to communicate with the Board, or with a specific Board member, may do so by writing to the Board, or to the particular Board member, and delivering the communication in person or mailing it to: Board of Directors c/o Stanley Speer, Corporate Secretary, Cadiz Inc., 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

Attendance of Board of Directors at the Annual Meeting

A majority of the members of the Board shall attend each annual stockholder meeting. At the 2025 Annual Meeting of Stockholders, seven of the then eight members of the Board were present.

During annual stockholder meetings, stockholders shall have the right to ask questions, in writing, and, where appropriate, receive answers and discussion from the members of the Board and CEO with such discussion to take place regardless of whether those questions have been submitted in advance. Instructions regarding how to ask a question at the 2026 Annual Meeting will be provided in the virtual meeting room to those stockholders who register online to attend virtually.

Meetings of the Board of Directors

During the year ended December 31, 2025, the Board of Directors held four formal meetings, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.  All incumbent members of the Board of Directors were present at each meeting.

Committees of the Board of Directors

The Audit and Risk Committee

The Audit and Risk Committee reviews, discusses with management, advises and makes recommendations to the Board of Directors regarding the financial, investment and accounting policies, procedures and practices followed by the Company. The Audit and Risk Committee also conducts regular assessment of enterprise risk related to the operation of the business, including litigation, regulatory and financial risks as well as information security and technology risks that are managed and addressed by the Company. In this capacity, the Audit and Risk Committee also reviews the Company’s risk assessment and risk management policies.

The Audit and Risk Committee may also be referred to as the Audit Committee throughout this proxy statement.

The Audit and Risk Committee is responsible for the following duties: (i) considering the adequacy of the Company’s internal accounting control procedures, (ii) overseeing the Company’s compliance with and management of risks related to legal, regulatory, and reporting requirements, and information security, including cybersecurity (iii) reviewing the independent auditor’s qualifications and independence, (iv) the appointment, compensation and oversight of all work performed by the independent registered public accounting firm, and (v) overseeing the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Audit and Risk Committee also identifies material risks relating to the Company’s compliance and prepares a written report to the Board whenever a material risk relating to the Company’s compliance is identified. Finally, the Audit and Risk Committee also monitors compliance with the Company’s Code of Business Conduct and Ethics and reports to the Compensation Committee on an annual basis regarding the CEO’s and Chief Financial Officer’s contributions to and their effectiveness and dedication to ensuring the Company’s compliance with the Company’s culture of ethics and all applicable laws, rules, and regulations. The charter is available on the Company’s website at https://investors.cadizinc.com//and to any stockholder otherwise requesting a copy.

The Audit and Risk Committee is currently composed of Mr. Courter, Ms. Dreyfus, Mr. Hickox Ms. Lloyd, Mr. Lombard and Mr. O’Hara. Mr. Courter is the Audit and Risk Committee Chair. The Board has determined that all members of its Audit and Risk Committee are independent. The Board of Directors has determined that Mr. Courter is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

The Audit and Risk Committee met four times during the year ended December 31, 2025.  All incumbent members of the Audit and Risk Committee were present at each meeting. Mr. O’Hara was not appointed to the Audit & Risk Committee until March 2026 and therefore did not attend any meetings in 2025. Each member of the Audit and Risk Committee receives quarterly informational briefing materials from the Company’s independent auditors, with such briefing to include coverage of compliance with Generally Accepted Accounting Principles, the Sarbanes Oxley Act, corporate governance, assessment of risk, compliance auditing, and reporting requirements for publicly-traded corporations.

The Compensation Committee

The Compensation Committee oversees compensation structure and policy for the Company’s executives, including the Chief Executive Officer, key executives and senior management. The Compensation Committee also oversees the Company’s human capital management and regulatory compliance with compensation rules and regulations of the Securities and Exchange Commission (“SEC”) and other corporate law and regulatory policies applicable to the Company.

The duties and responsibilities of the Compensation Committee include: (i) establish the Company’s general compensation philosophy and oversee the development and implementation of compensation programs, (ii) advise and make recommendations to the Board of Directors regarding the compensation of directors and executive officers, (ii)  produce an annual report on executive compensation for inclusion in the Company’s proxy statement, (iii) review and approve compensation programs for members of the Board, (iv) review the results of any advisory stockholder votes on executive compensation and consider adjustments as a result of such votes, and (v) oversee the Company’s workforce strategy and process for training, development, recruitment, organizational health and safety policies, and succession planning, among other duties.

The Committee operates in accordance with a written charter adopted by the Board of Directors, and amended in 2021.  The charter is available on the Company’s website at https://investors.cadizinc.com/  and to any stockholder otherwise requesting a copy.

The Compensation Committee is currently composed of Mr. Hickox, Ms. Lloyd and Sen. Polanco. Mr. Hickox is the Compensation Committee Chair.  The Board has determined that all members of its Compensation Committee are independent.  In 2025, the Compensation Committee met one time, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.  All then serving members of the Compensation Committee were present at the meeting.

The Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is responsible for developing and recommending to the Board corporate governance policies and principles applicable to the Company to ensure oversight and evaluation of the Board and management. The Corporate Governance and Nominating Committee is also responsible for the identification and recommendation to the Board of qualified candidates for nomination to the Board and its committees.

In particular, the duties and responsibilities of the Corporate Governance and Nominating Committee include: (i) make recommendations to the Board from time to time as to changes that the Corporate Governance and Nominating Committee believes to be desirable to the size of the Board or any committee thereof; (ii)  identify individuals believed to be qualified to become Board members, and to recommend to the Board nominees to stand for election as directors at the annual meeting of stockholders or, if applicable, at a special meeting of stockholders, or in the  case of a vacancy in the office of a director; (iii) develop and recommend to the Board standards to be applied in making determinations as to the absence of material relationships between the Company and a director; (iv) identify and recommend Board members qualified to fill vacancies on any committee of the Board; (v) establish procedures for the Corporate Governance and Nominating Committee to exercise oversight of the governance practices and policies of the Board and management; (vi) develop and recommend to the Board a set of corporate governance principles applicable to the Company, and review those principles at least once a year; and (vii) prepare and issue to the Board an annual performance evaluation of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee is currently composed of Ms. Echaveste, Mr. Courter, and Ms. Dreyfus.  Ms. Echaveste is the Corporate Governance and Nominating Committee Chair. The Board has determined that all members of its Corporate Governance and Nominating Committee are independent.  In 2025, the Corporate Governance and Nominating Committee met five times, conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent. All incumbent members of the Corporate Governance and Nominating Committee were present at all meetings.

The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board, which is available on the Company’s website at https://investors.cadizinc.com/and to any stockholder otherwise requesting a copy.

Nomination Process

The Corporate Governance and Nominating Committee does not currently have a formal policy regarding the process for identifying and evaluating nominees for directors (including nominees recommended by stockholders), but it regularly considers director refreshment opportunities to ensure the Board has the skills necessary to guide the Company’s business plan over time and will consider new nominations from time-to-time throughout the year, and at least annually.   When a new candidate has been identified, they will be considered by the Corporate Governance and Nominating Committee, which will then make a recommendation to the Board.

The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders to be named in the Proxy Statement provided the nominations are received on a timely basis and contain all information relating to such nominee as is required to be disclosed in the Bylaws, including such person’s written consent to being named as a nominee and to serve as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the proposed nomination is being made, and the class and number of shares of the Company owned beneficially and of record by such stockholder or beneficial owner.

The Corporate Governance and Nominating Committee will consider nominees suggested by management, stockholders, or any stakeholders on the same terms as described in the charter of the Corporate Governance and Nominating Committee.

Nominee Qualifications

The Corporate Governance and Nominating Committee believes that nominees for election to the Board must possess certain minimum qualifications and be a well-rounded member able to contribute to the company’s overall success with an independent view of operations from management.  The Corporate Governance and Nominating Committee will consider a candidate’s judgment, skill, ethics, expertise, experience with businesses and other organizations of comparable size, financial background, beneficial ownership of the Company, and the interplay of the candidate’s experience with the experience of other Board members, among other factors, in assessing a candidate.

Furthermore, Board members should possess skills in relevant industries and subject matter areas, so that they are well suited to the task of overseeing the mission, strategy and risks of the Company. The Corporate Governance and Nominating Committee also seeks Board members able to contribute the time and energy required to conduct committee work, carry out decision-making responsibilities, and who are willing to both challenge and support the management team.

The Equity, Sustainability and Environmental Justice Committee

The Equity, Sustainability and Environmental Justice (“ESEJ”) Committee was created by the Board in March 2022 to ensure the Company’s projects, programs, and policies are sustainable and continue to be supportive of communities that lack equitable access to water, and the many quality-of-life benefits reliable water provides. The ESEJ Committee is specifically responsible for overseeing the Company’s development, implementation, and maintenance of policies, programs, and practices with respect to sustainability, environmental protection, environmental justice, equity, diversity, inclusion, and community engagement.

Previously, the monitoring, review and guidance of these policies, programs and practices were addressed in part by the Corporate Governance and Nominating Committee but were elevated by the Board to a separate committee given their integral role in the fulfillment of the Company’s mission.

The duties and responsibilities of the ESEJ Committee include: (i) Provide review of and guidance for the Company’s policies, programs, and practices with respect to sustainability, particularly corporate environmental, social, and governance (“ESG”) commitments and metrics, environmental compliance and management; (ii) Provide review and monitoring of regulatory and public affairs policies and practices of interest to the Company, including matters before environmental, regulatory or other government agencies that may affect business operations or material financial performance of the Company; (iii) Review the Company’s policies and practices related to environmental justice, and engagement with underserved and disadvantaged communities; (iv) Advise on the Company’s policies related to diversity, equity, inclusion, and human capital management practices; and (v) Review and make recommendations to the Company regarding community relations, public relations and outreach programs, including community engagement, corporate social responsibility and philanthropy practices.

The ESEJ Committee is currently composed of Ms. Echaveste, Mr. Hickox and Sen. Polanco. The Board has determined that all members of the ESEJ Committee are independent.  Sen. Polanco is the ESEJ Committee Chair.  In 2025, the ESEJ Committee conferred on a number of occasions through telephone conferences, and took action, when appropriate, by unanimous written consent.

The ESEJ Committee operates under a written charter adopted by the Board, which is available on the Company’s website at https://investors.cadizinc.com/and to any stockholder otherwise requesting a copy.

Board Skills and Experience

Our Directors have extensive and diverse experience in a variety of fields relevant to the Company’s clean water solutions development and environmental sustainability goals and initiatives, including as outlined here:

Skills & Experience	Kennedy	Courter	Dreyfus	Echaveste	Hickox	Lloyd	Lombard	O’Hara	Polanco
Executive Experience	X	X	X	X	X	X	X	X	X
Corporate Management, Strategy & Structure	X	X	X		X			X
Public Policy/Water Policy/Regulatory	X			X	X	X	X	X	X
Finance and Capital Markets	X	X	X		X	X	X	X
Environmental Stewardship & Sustainability	X				X	X
Agricultural Development			X
Real Estate Development					X		X
Water Technology & Engineering	X	X
Accounting/Audit/Risk		X	X		X	X	X	X
Community Engagement & Outreach	X			X	X	X	X		X

The Directors also have demonstrated significant leadership experience in the following roles at the Company or other companies or organizations:

●	Chief executive officer: (Mr. Courter, Ms. Dreyfus, Ms. Echaveste, Mr. Hickox, Ms. Kennedy, Ms. Lloyd, Mr. Lombard and Mr. O’Hara),

●	Government Leaders, including high-ranking appointments in state and federal government administrations: (Ms. Echaveste, Mr. Hickox, Ms. Kennedy, Ms. Lloyd, , Mr. O’Hara and Sen. Polanco),

●	Chairs of community and academic foundation boards: (Ms. Echaveste, Ms. Dreyfus, Ms. Lloyd and Mr. Lombard).

The Board believes that these combined skills and experiences are important for the success of the current Board of Directors.

The diversity of our Board members, including gender, ethnic, cultural and racial diversity as well as diversity of thought and perspectives, is also an important factor in determining board composition to ensure that our Board can offer management the benefit of different experiences and viewpoints to best inform Company practices and strategic goals, and to ensure Board members reflect the diversity of the communities in California and across the West where we focus our business operations.  The Board conducts regular review of its composition and believes the Board demonstrates gender, racial, ethnic, skill and background diversity. Sixty-six percent (66%) of the Board are either women and/or racially and ethnically diverse.

CODE OF CONDUCT AND ETHICS

The Company has adopted a code of conduct and ethics that applies to all of our employees, including the CEO, CFO and COO.  A copy of the code of conduct and ethics may be found on the Company’s website at http://investors.cadizinc.com/.

The code of conduct and ethics defines and prohibits conflicts of interest and provides means for communicating potential conflicts. It also prohibits using corporate opportunities, property, information, or position for personal gain. The code of conduct and ethics also includes confidentiality restrictions, rules for protection and proper use of Company assets, fair dealing requirements for interactions with customers, suppliers, and competitors and requirements for compliance with applicable law, including insider trading laws.

Any employee who becomes aware of any existing or potential violation of the code of conduct and ethics is required to report it.  Any waivers from and amendments to the code of ethics granted to directors or executive officers will be promptly disclosed on the Company’s website at http://www.cadizinc.com.  There are no waivers from the code of conduct and ethics applicable to any employee at this time.

ANTI-BRIBERY AND ANTI-CORRUPTION POLICY

Pursuant to our Anti-Bribery and Anti-Corruption Policy Statement, we prohibit all of our directors, officers, employees, and consultants from acts of bribery or corruption as defined by the policy statement. The Anti-Bribery and Anti-Corruption policy also defines conflicts of interest and requirements to minimize such conflicts.  In addition, the policy defines and prohibits facilitation payments and outlines guidelines for acceptable behavior. A copy of the anti-bribery and anti-corruption policy may be found on the Company’s website at http://www.cadizinc.com/investors.

WHISTLEBLOWER POLICY

Pursuant to our Whistleblower Policy Statement, we encourage and enable employees and others to raise serious concerns internally so that any inappropriate conduct and actions can be addressed and corrected. It is the responsibility of all board members, officers, employees, contractors and volunteers to report concerns about violations of the Company’s code of conduct and ethics or suspected violations of law or regulations that govern the Company’s operations. The Whistleblower policy statement includes a non-retaliation policy and reporting procedures including information on how to contact the Chair of the Audit and Risk Committee directly.  The Audit and Risk Committee oversees treatment of all complaints.

ANTI-HEDGING AND PLEDGING POLICY

Pursuant to our Policy Statement Regarding Insider Trading and Confidentiality, we prohibit all of our directors, officers, employees, and consultants from hedging their ownership of our stock, including trading in options, puts, calls, or other derivative instruments related to our stock or debt which are designed to hedge or offset any potential decrease in market value.  Such persons are prohibited from purchasing our stock on margin, borrowing against our stock held in a margin account, or pledging our stock as collateral for a loan, unless approved by a designated official following consultation with our General Counsel. A copy of the Policy Statement Regarding Insider Trading and Confidentiality may be found on the Company’s website at http://www.cadizinc.com/investors.

CLAWBACK AND FORFEITURE POLICY

In September 2023, our Board of Directors adopted the Cadiz Inc. Clawback and Forfeiture Policy (referred to as the "Clawback Policy ") in accordance with Rule 10D-1 of the Securities Exchange Act of 1934 and Nasdaq listing standards. The Clawback Policy applies to current and former officers of the Company as defined in Rule 10D-1, including the named executive officers, and will be administered by the Compensation Committee. In the event the Company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws, including restatements that correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, it is our policy to recover erroneously awarded incentive-based compensation received by our officers as those terms are defined in Rule 10D-1 including both time-based and performance stock incentives. The recovery of such compensation applies regardless of whether an officer engaged in fraud or misconduct in connection with the restatement. The Clawback Policy was included as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026.

EQUITY GRANT POLICIES AND PRACTICES

We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. In 2025, we did not grant long-term equity incentives (including stock options) during any period beginning four business days before and ending one business day after the filing of any periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any current report on Form 8-K that discloses material non-public information. We do not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.  We may change our equity grant practices in the future.

SECURITIES TRADING POLICIES AND LIMITATIONS / INSIDER TRADING POLICIES

Our securities trading policy and procedures governing the purchase, sale, and other dispositions of our securities apply to us and to our directors, officers, and employees and are designed to ensure compliance with insider trading laws, rules and regulations, and NASDAQ standards, to avoid even the appearance of improper conduct on the part of anyone employed by or associated with us, and to require our directors, officers, and key employees to effect transactions in our stock only during certain trading windows and to pre-clear all such transactions with a designated officer. A copy of our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for our fiscal year ended December 31, 2025. In addition, it is our intent to comply with applicable laws and regulations relating to insider trading.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company’s compensation policies and practices are developed and implemented through the Compensation Committee of the Board of Directors. It is the Committee’s responsibility to review and consider annually the performance of the Company’s named executive officers in achieving both corporate and individual goals and objectives, and to assure that the Company’s compensation policies and practices are competitive and effective in incentivizing management.

The Compensation Discussion and Analysis section provides a description of the primary elements of the Company’s fiscal year 2025 compensation program and policies for the following individuals, who served during the year as our named executive officers:

●	Susan Kennedy, Chair of the Board, President and Chief Executive Officer (“CEO”)
●	Cathryn Rivera, Chief Operating Officer (“COO”)
●	Stanley Speer, Chief Financial Officer (“CFO”)

In 2025, our named executive officers oversaw multiple initiatives important to the long-term success of the Company and made meaningful progress advancing project financing, engineering, permitting and commercial development in parallel, while continuing to grow our treatment business subsidiary, ATEC Water Systems, LLC (“ATEC”), which achieved record revenues. Highlights are outlined below:

●

Negotiated terms and coordinated financial diligence with potential lead private equity investors in our new special purpose business entity, Mojave Water Infrastructure Company LLC ("MWI”), for up to $400 million equity commitment to fund project capital costs for the Mojave Groundwater Bank in partnership with public sector, tribal and other investors in exchange for an ownership share of the infrastructure assets.

●

Closed a credit agreement with Lytton Rancheria of California (“Lytton”), a federally recognized Native American Tribe, to fund up to $51 million of project related development and construction costs.  The credit agreement with Lytton represented the first tranche of equity capital raised into MWI.  Any draws of capital under the credit agreement are expected to be exchanged for an interest in the storage cash flows generated by the project and contributed to MWI in exchange for Lytton’s equity ownership interests in MWI.

●

Completed a letter of interest and received an invitation from the U.S. Environmental Protection Agency ("EPA”) to apply for a low interest, long-term Water Infrastructure Finance and Innovation Act loan for up to $194 million to fund the capital costs of the Northern Pipeline conversion phase of the project.  The federal funding is reserved by EPA while the application advances through the underwriting process.

●

Processed a 2nd Addendum to the Mojave Groundwater Bank’s Final Environmental Impact Report analyzing potential environmental impacts of conversion of the Northern Pipeline from oil/natural gas use to a water conveyance facility. The 2nd Addendum was adopted by the Board of Directors of the Fenner Valley Water Authority, the lead agency for processing under the California Environmental Quality Act, without any objections in September 2025.

●

Executed a Memorandum of Understanding with the US Bureau of Reclamation to explore opportunities to integrate the Mojave Groundwater Bank into long-term planning for the Colorado River system including to support access to emergency supply, such as a strategic water reserve program, or facilitation of trades and exchanges available among the seven states that receive Colorado River supplies.

●

Advanced engineering and construction readiness for the Northern Pipeline conversion project, including the hiring of the international engineering firm Stantec as Owner’s Engineer, selecting W.M. Lyles Co. as Construction Manager/General Contractor (CMAR) for the Northern Pipeline conversion phase of the project, and executed initial procurement contracts for long-lead materials, including the linear generators (L-Gens) that will provide power to pump stations and other components. In coordination with management, Stantec completed 30% design and is continuing to progress 60% design plans. Lyles has been completing pre-construction design work including preparing a Guaranteed Maximum Price (GMP) to update the CMAR contract.

●

Supported scientific study and field work and directed the local, state and federal application processes for permits and entitlements necessary to convey water in the Northern Pipeline to water providers under contract.

●

Oversaw ATEC’s growth to its highest annual revenue in its operating history.  Activity included continued expansion of ATEC’s commercial footprint, successful scaling of production capacity and an increase of shipments by 54% in 2025, supporting revenue growth and demonstrating improved manufacturing performance. Business activity also strengthened significantly, with substantial growth in orders and backlog during 2025, positioning ATEC for continued expansion.

Compensation Committee activities in 2025 included:

●	Evaluating the performance of the Company’s executive officers;

●	Reviewing, analyzing and approving the total compensation and benefits of the Company’s executive officers, including cash compensation and long-term incentive compensation; and

●	Reviewing guidelines and standards regarding the Company’s compensation practices and philosophy.

For the Company’s named executive officers, other than Ms. Kennedy, the committee established compensation levels based, in part, on the recommendations of Ms. Kennedy as CEO.

This section should be read in conjunction with the “Summary Compensation Table” and related tables pertaining to the compensation earned in 2025 by the named executive officers presented in this proxy statement under the caption “Executive Compensation”.

Compensation Philosophy

The Company’s business plan and goals are linked to the development of our diverse land and water assets. The Company’s annual cash resources are focused on funding development of the Company’s portfolio of water supply, water storage, water conveyance and water treatment technology assets, as well as our ongoing land management initiatives and agriculture. Due to the long-term nature of developing our unique assets, the progress made by the Company in the development of our water solutions, including our water supply and storage project (the “Mojave Groundwater Bank”), which are largely pre-revenue, does not generally bear a direct relationship to quarterly and annual results of operations., although out water treatment subsidiary ATEC is beginning to demonstrate reliable earnings to support that business.

It is critical to the successful development of our water solutions and assets that the Company attracts and retains well-qualified executives familiar with the water, energy and agriculture industries, including water infrastructure, water technology and project development. As a result, the Company’s executive compensation programs seek to maintain a competitive annual salary structure and emphasize long-term, equity-based incentives that are connected to the ultimate implementation of our projects. These compensation programs strive to align the interests of the executive officers and senior management with those of the Company’s stockholders. In doing so, the Company intentionally reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term milestones and goals of the Company.

We welcome direct stockholder feedback on our compensation programs. Throughout the year we met, both in person, online and via telephone calls, with stockholders representing approximately 80% of shares outstanding and have taken into consideration the opinions that have been expressed as being important to them regarding executive compensation.

Elements of Compensation

The Company’s executive compensation program has four primary components: cash salary, performance-based cash awards, long-term incentives through equity stock awards, and benefits. Each element of the compensation program has been specifically chosen to reward, motivate and incentivize the executives of the Company to develop, construct and operate land and water solutions, including implementation of the Mojave Groundwater Bank, and ultimately achieve positive cash flow from operations.  The Compensation Committee determines the amount for both total compensation and each compensation element through discussions with the Company’s management, consideration of benchmarking data, past performance, and future corporate and individual objectives.

The four basic elements of compensation, described in further detail below, are:

●

SALARY.  Base salaries for the Company’s named executives are determined by the Compensation Committee depending on a variety of factors including the scope of their responsibilities, their leadership skills and values, their performance and length of service. Salaries for our named executive officers are intended to create a minimum level of compensation that is competitive with other companies deemed comparable, depending on the prior experience and position of the executive. Salaries are typically paid in cash but could also be paid with restricted stock awards. Decisions regarding salary increases are also affected by the named executive’s current salary and the amounts paid to their peers within and outside the Company.

●

LONG-TERM INCENTIVES.  The primary form of incentive compensation that is offered to the Company’s executives consists of long-term incentives in the form of both time-based and milestone-based equity awards. The use of such long-term incentives is intended to focus and align goals of Company executives with those of stockholders and creates a direct interest in the results of operations, short- and long-term performance of the Company’s business segments and achievement of the Company’s milestones and goals.

●

PERFORMANCE BASED CASH AWARDS.  The Compensation Committee believes that it is sometimes important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and will utilize performance-based cash awards from time to time to provide additional incentives.

●

BENEFITS.  The Compensation Committee also incorporates retirement, insurance, termination and severance benefits in the compensation program for executive officers. These benefits are offered to retain top executives, maintain their health and wellness and remain competitive in the industry. The retirement and insurance benefits are consistent with those benefits offered more broadly to the Company’s employees.

The Company’s overall compensation packages for our named executive officers have historically emphasized equity incentives due to the development timelines of our water solutions assets. Even with the emphasis on long-term incentives, the Company’s overall compensation is established at a level comparable to our peer group of companies, which share a similar focus on development of land and water assets. As the Company has completed important permitting milestones for the water supply, storage and conveyance assets, the Committee has selectively utilized performance-based cash awards and equity bonus awards to reward achieved milestones and goals in that calendar year.

Use of Peer Group

We are a water solutions provider with a unique combination of land, water, pipeline and water treatment technology assets located in California. Our portfolio of assets includes 46,000 acres of private land in Southern California accessible to major water systems serving population centers in the southwestern United States, water rights to 2.5 million acre-feet of water supply (permits complete), over 200 miles of pipelines, 1 million acre-feet of groundwater storage capacity, and versatile, scalable and cost-effective water treatment solutions for common contaminants including iron, manganese, chromium-6, arsenic, PFAS and nitrates.

We offer products and services to public water systems, government agencies and commercial clients. Because no other publicly-traded company is similarly situated with such a collection of assets, it is difficult to identify directly comparable peer companies.

The Company is often compared to water utility companies due to our focus on water supply, storage and conveyance infrastructure, but we view our peers as operating in the property and natural resource asset development sectors specifically companies with comparable market capitalization and an emphasis on the sustainable development of property and real estate, including for agriculture and water supply in the Southwestern United States. This includes companies in Standard & Poor’s Global Industry Classification Standard (GICS) code 601020, Real Estate Management and Development.  We believe our peer group includes the following nine publicly traded companies:

● Alico, Inc. ● AMREP ● Five Point Holdings ● Forestar Group, Inc.
● Limoneira Company ● Maui Land & Pineapple
● Pure Cycle Corp. ● Stratus Properties
● Tejon Ranch Co. ● The St. Joe Company

Benchmarking

The Compensation Committee believes it is important to understand and analyze the current compensation programs of other companies when making compensation decisions. We traditionally consider the compensation programs of our peers when determining compensation for the Company’s named executive officers. This year the Committee reviewed publicly available information for our peer group companies to compare the components of our compensation program for the executive officers with those of the peer group. We also consulted with Coda Advisors, who reviewed our current executive compensation program and those of our peers and recommended adjustments to our programs to improve competitiveness with our peers.

Due to the Company’s business plan with particular emphasis on milestones related to the Mojave Groundwater Bank, the Compensation Committee exercises its discretion in determining compensation packages that may differ from the peer group. Nevertheless, the peer group is instructive in assessing elements of compensation and structure for similarly situated real estate and land development companies.

Upon review of publicly available information for peer companies that had disclosed 2025 CEO compensation, the Committee found that our CEO’s annual base salary remained toward the lower end of the peer group, and that total direct compensation for 2025 was below the peer group median and within the second quartile of the peer group. In addition, approximately 60% of our CEO’s total compensation is delivered in equity-based awards, aligning a majority of total compensation with long-term stockholder value creation.

Performance Objectives

The Committee emphasizes performance objectives for executives when granting long-term equity compensation awards from existing plans. Currently, as described above, the Company is focused on the performance of objectives related to development, including engineering, permitting, commercialization and project financing, as well as operation of our land and water solutions, including implementation of the water supply, storage, conveyance and treatment solutions, and connects equity grants to the satisfaction of project development objectives utilizing both restrictions on sale and vesting schedules commensurate with the anticipated project development timelines.

Elements of 2025 Compensation

1.  SALARY.  In evaluating base salaries for 2025, the Compensation Committee believed it was important to maintain competitive base salary compensation that would also keep cash usage to a minimum. In 2025, the CFO’s annual base salary increased and the CEO’s and COO’s annual base salary remained the same.

2.  LONG-TERM INCENTIVES.  The Committee has chosen to rely upon equity instruments, such as restricted stock, in designing compensation packages for executives. The Committee views the grant of equity-based awards as an incentive for successful performance since the value of these equity-based awards will increase as the Company’s stock price increases, thereby satisfying the Committee’s goal of linking executive compensation to share price appreciation over the longer term and promoting the retention of the key executives throughout the development process of our projects. The Committee is conscious of the potential dilutive effect arising from the use of equity incentives and tries to limit issuances to maintain appropriate ratios of overall ownership levels in the Company from year to year.

To maintain alignment with the goals of stockholders when utilizing equity-based incentive compensation, the Compensation Committee and the Board have created plans subject to stockholder approval. The Company’s equity incentive program (the “2019 EIP”) was approved at the Company’s 2019 Annual Meeting of Stockholders and subsequently amended at the Company’s 2022 Annual Meeting, 2024 Annual Meeting, and 2025 Annual Meeting.  The 2019 EIP, as amended, reserved 7,200,000 shares for issuance; the plan had 660,778 shares available for issuance as of April 22, 2026.

In October 2025, Mr. Speer was granted (a) 141,600 restricted stock units ("RSUs") vesting in quarterly installments through 2027 and (b) 285,000 RSUs that will vest based on milestone achievements described in the Employment Arrangements section of this proxy statement.

3.  CASH AWARDS.  While the Compensation Committee believes that equity based awards rather than cash based awards generally allow the Company to better preserve existing cash resources and, accordingly, has relied primarily upon the grant of equity based awards to reward executive performance (see “Long-Term Incentives”) of named executive officers, the Compensation Committee also believes that it is important to offer cash incentives to executives for the achievement of specified objectives that yield increased value for stockholders and to reduce the tax burdens associated with the issuance of restricted equity based awards.  In April 2026, in recognition of performance during 2025 and success in furthering the important initiatives discussed in this proxy statement, Ms. Kennedy was granted an award of $400,000 in cash and 125,000 shares of common stock;  Ms. Rivera was granted an award of $25,000 in cash and 10,000 shares of common stock; and Mr. Speer was granted an award of $150,000 in cash and 50,000 shares of common stock.

4.  BENEFITS.  Per their employment arrangements described below, Ms. Kennedy, Ms. Rivera and Mr. Speer each received retirement benefits as part of their compensation packages in 2025.

Severance and Change in Control Provisions

The Company’s compensation agreements with Ms. Kennedy, Ms. Rivera and Mr. Speer, as in effect during 2025, provided for certain severance provisions and benefits associated with various termination scenarios, as well as certain vesting acceleration for equity-based compensation in the event of a change-in-control. The severance and change in control provisions were determined largely by negotiations between the parties as one of the many elements of a larger negotiation involving the particular executive’s employment with the Company. These agreements are designed to be competitive in the marketplace and provide security for these executives in the event that the Company is acquired, and their position is impacted. This will allow the Company’s executives to consider and implement transformative transactions of significant benefit to our stockholders without undue concern over their own financial situations. Nevertheless, if an executive departs under circumstances that call into question whether any compensation amounts paid to him or her were validly earned, we will pursue any legal rights we deemed appropriate under the circumstances.

A summary of the severance and change-in-control provisions applicable to compensation arrangements with the Company’s named executive officers named in the Summary Compensation Table, along with a quantification of the benefits available to each named officer as of December 31, 2025, can be found in the section captioned “Potential Payments upon Termination or Change in Control”. The Company does not provide excise tax gross-ups as part of these benefits.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Mr. Winston H. Hickox, Chair
Ms. Barbara Lloyd Sen. Richard Polanco

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

We are a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a specific form of Compensation Discussion and Analysis. We have elected to comply with the scaled disclosure requirements applicable to smaller reporting companies.

Summary Compensation Table

The following table shows the compensation awarded to, earned by, or paid during the years ended December 31, 2025 and 2024, to the Company’s Chair, chief executive officer and president, chief operating officer and chief financial officer.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Susan Kennedy Chair, Principal Executive Officer and President	2025 2024	400,000 368,407	- 500,000	645,625 1,400,655	12,000 11,052	1,057,625 2,280,114
Cathryn Rivera Chief Operating Officer	2025 2024	275,000 79,327	- -	196,671 152,747	- -	471,671 232,074
Stanley E. Speer Principal Financial Officer and Secretary	2025 2024	368,461 350,000	- -	847,742 109,331	22,830 22,200	1,239,033 481,531

_________________________________

(1)	The executive officers listed in the Summary Compensation Table above were the Company’s only executive officers during the year ended December 31, 2025.

(2)

This column discloses the dollar amount of compensation cost recognized for the respective fiscal year in accordance with FASB ASC Topic 718. The assumptions used for determining the value of stock awards are set forth in Note 10 to the Consolidated Financial Statements, ”Stock-Based Compensation Plans” of the Annual Report on Form 10K for the year ended December 31, 2025. All Stock Awards listed were approved by Stockholders as part of the 2019 Equity Incentive Plan, as amended.

(3)

All Other Compensation includes a 401k match that is generally available to all employees. Ms. Kennedy and Mr. Speer received $12,000 and $14,430, respectively, in 401k matching contributions in 2025. In 2025, Mr. Speer’s Other Compensation also includes $8,400 in a car allowance.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2025, for each named executive officer.

Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Marked or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Susan Kennedy	200,000(1)	1,122,000(2)
	540,000(3)	3,029,400(2)

Cathryn Rivera	68,800(1)	385,968(2)
	137,500(4)	771,375(2)

Stanley E. Speer	91,600(1)	531,876(2)
	260,000(4)	1,458,600(2)

(1)	Unvested portion of time-based vesting restricted stock units granted by the Company under the 2019 Equity Incentive Plan, as amended, as of December 31, 2025.

(2)	Based on $5.61 per share which was the closing market price of the Company’s common stock on December 31, 2025.

(3)

Unvested portion of performance based restricted stock units granted by the Company under the 2019 Equity Incentive Plan, as amended, as of December 31, 2025.  Effective April 2026, Ms. Kennedy and the Company mutually agreed to cancel 150,500 of these restricted stock units so that the shares can be utilized for grants to other key employees and consultants.

(4)	Unvested portion of performance based restricted stock units granted by the Company under the 2019 Equity Incentive Plan, as amended, as of December 31, 2025.

Pension Benefits

The Company does not have any qualified or non-qualified defined benefits plans.

Nonqualified Deferred Compensation

The Company does not have any non-qualified defined contribution plans or other deferred compensation plans.

EMPLOYMENT ARRANGEMENTS

Ms. Susan Kennedy entered into an employment agreement with the Company effective February 4, 2022 (“Employment Effective Date”) (“2022 Employment Agreement”). As of the Employment Effective Date, Ms. Kennedy was appointed to serve as Chair of the Board, an executive officer role. Pursuant to her 2022 Employment Agreement, Ms. Kennedy receives an annual base salary of $300,000, and is entitled to performance-based bonus awards. During 2022, Ms. Kennedy received an equity incentive award of 450,000 shares of the Company’s stock in the form of performance stock units (“PSUs”) that would vest upon the Company’s common stock achieving price hurdles (“Price Hurdles”), but no sooner than three years from date of grant. Effective January 1, 2024, Ms. Kennedy was appointed as CEO in addition to her role as Chair of the Board. In recognition of her expanded role as full-time CEO, in April 2024, the Company amended the 2022 Employment Agreement (“2024 Employment Agreement”) to include the following:

●	Base salary of $400,000 per year;
●	Annual performance-based cash bonus with target equal to 100% of base salary based upon established goals;
●	Cancellation of the 450,000 PSUs; and
●	Grant of 1.6 million RSUs with
a.	700,000 RSUs that vest over the three-year period from 2024 to 2026;
b.

600,000 RSUs that vest upon achievement of key performance milestones tied to implementation of the Mojave Groundwater Bank to lead to the Company’s positive cash flow from operations and drive improvement in shareholder value:

■

50,000 RSUs upon the Binding and Unappealable (as defined below) completion of the California Environmental Quality Act (“CEQA”) review for the construction and conveyance of water through the Northern Pipeline (as defined in the Company’s Annual Report on 10-K for the fiscal year ended December 31, 2024 (“2024 10-K”)(vested in October 2025);

■	100,000 RSUs upon the closing of project financing necessary for the construction of the Northern Pipeline;
■

75,000 RSUs upon the Binding and Unappealable issuance of a Federal Land Policy and Management Act (“FLPMA”) right of way permit (“ROW”) authorizing the conveyance of water across Federal lands through the Northern Pipeline;

■

50,000 RSUs upon the execution by public water systems of binding agreements for the purchase from the Company of not less than an aggregate of 25,000 acre-feet per year (“AFY”) of annual water supply to be delivered via the Northern Pipeline (mutually canceled in 2026);

■

50,000 RSUs upon the execution by public water systems of binding agreements for the purchase from the Company of not less than an aggregate of 12,500 AFY of annual water supply to be delivered via the Southern Pipeline (as defined in the 2024 10-K);

■

50,000 RSUs upon the execution by public water systems of binding agreements for the purchase from the Company of not less than an aggregate of 25,000 AFY of annual water supply to be delivered via the Southern Pipeline;

■

75,000 RSUs upon the execution by public water systems of binding agreements for the storage of not less than 25,000 acre-feet (“AF”) of imported water at the Cadiz Property (as defined in the 2024 10-K)(10,500 RSUs mutually cancelled in 2026);

■

100,000 RSUs upon the Binding and Unappealable completion of the CEQA/National Environmental Policy Act (“NEPA”) review for the storage of imported water at the Cadiz Property(50,000 RSUs mutually cancelled in 2026)  ; and

■

50,000 RSUs for first delivery by the Company of water under binding agreements with public water systems for the conveyance of water through the Northern Pipeline (10,000 RSUs mutually cancelled in 2025 and 40,000 RSUs  mutually cancelled in 2026).

For purposes hereof, “Binding and Unappealable” shall mean written approval from the applicable lead agency in permitting process and there are no remaining legal challenges available to overturn approval.

c.	300,000 PSUs that vest upon a Price Hurdle of $15 per share for 20 consecutive trading days (compared to stock price of $2.15 at grant date) (mutually cancelled in 2025),

In 2025, Ms. Kennedy and the Company mutually agreed to cancel 300,000 PSUs and 10,000 RSUs.  In April 2026, Ms. Kennedy and the Company mutually agreed to cancel 150,500 RSUs.  In all cases, these shares were cancelled so that the underlying shares can be utilized for grants to other key employees and consultants.

Ms. Cathryn R. Rivera entered into an employment agreement with the Company effective September 16, 2024. Ms. Rivera serves as the Chief Operating Officer of the Company.  Pursuant to Ms. Rivera’s employment agreement, Ms. Rivera receives an annual base salary and is eligible to participate in the Company’s bonus and equity incentive programs with the following specific elements outlined in the agreement:

●	Base salary of $275,000 per year;
●	Annual performance-based cash bonus with target equal to 100% of base salary based upon established goals; and
●

Grant of 275,000 RSUs with (a) 137,500 RSUs that vest quarterly over the three-year period from 2024 to 2026; and (b) 137,500 RSUs that vest upon achievement of milestones related to completion of certain permits, entering into binding contracts for water delivery or storage, and delivery of water similar to those in Ms. Kennedy’s contract.

Mr. Stanley E. Speer entered into an employment agreement with the Company effective May 21, 2020. Mr. Speer serves as the Chief Financial Officer of the Company and as Chair and Chief Executive Officer of the Board of Managers of Cadiz Real Estate LLC, our subsidiary holding title to substantially all of the Company’s land and water assets. Pursuant to his employment agreement, Mr. Speer receives an annual base salary of $350,000, and is eligible to participate in the Company’s bonus and equity incentive programs. In February 2025, the Compensation Committee approved an increase in Mr. Speer’s annual base salary to $370,000.

In October 2025, the Compensation Committee approved the grant of 426,600 RSUs to Mr. Speer with (a) 141,600 RSUs that vest in quarterly installments through December 31, 2027 and (b) 285,000 RSUs that vest upon achievement of milestones related to completion of certain permits, entering into binding contracts for water delivery or storage and delivery of water similar to those provided for in Ms. Kennedy’s contract.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table and summary set forth estimated potential payments the Company would be required to make to our named executive officers upon termination of employment or change in control of the Company, pursuant to each executive’s employment or consulting agreement in effect at year end. Except as otherwise indicated, the table assumes that the triggering event occurred on December 31, 2025.

Name	Benefit	Termination without Cause or Resignation upon Company Material Breach ($)	Death or Disability ($)	Termination Following Change of Control ($)

Susan Kennedy	Salary	200,000	200,000	400,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	12,000	-	12,000
	Total Value	212,000	200,000	412,000

Cathryn Rivera	Salary	137,500	137,500	275,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	-	-	-
	Total Value	137,500	135,500	275,000

Stanley E. Speer	Salary	185,000	185,000	370,000
	Bonus	-	-	-
	Equity Acceleration	-	-	-
	Benefits Continuation(1)	22,800	-	22,800
	Total Value	207,800	185,000	392,800

(1)	The benefits continuation amounts include car allowances, 401(k) matching benefits and paid vacation.

Termination without Cause or Resignation upon Company Material Breach

Ms. Kennedy’s employment agreement, as amended, effective as of April 16, 2024, provides that if Ms. Kennedy were terminated by the Company without cause or if she resigns due to a breach of the employment agreement by us, then the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one hundred eighty days following the effective date of the termination, as though Ms. Kennedy were continuing to provide services to the Company under her employment agreement.

Ms. Rivera’s employment agreement, effective as of September 16, 2024, provides that if Ms. Rivera were terminated by the Company without cause or if she resigns due to a breach of the employment agreement by us, then the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one hundred eighty days following the effective date of the termination, as though Ms. Rivera were continuing to provide services to the Company under her employment agreement.

Mr. Speer’s employment agreement, effective as of May 21, 2020, provides that if Mr. Speer were terminated by the Company without cause or if he resigns due to a breach of the employment agreement by us, then the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one hundred eighty days following the effective date of the termination, as though Mr. Speer were continuing to provide services to the Company under the employment agreement.

Termination of Employment Due to Death or Disability

Ms. Kennedy’s employment agreement provides that if she dies or became disabled, she or her estate would be entitled to receive severance for one hundred eighty days consisting of her base compensation.

Ms. Rivera’s employment agreement provides that if she dies or became disabled, she or her estate would be entitled to receive severance for one hundred eighty days consisting of her base compensation.

Mr. Speer’s employment agreement provides that if he dies or became disabled, he or his estate would be entitled to receive severance for one hundred eighty days consisting of his base compensation.

Change in Control

Ms. Kennedy’s employment agreement provides that if Ms. Kennedy is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Ms. Kennedy were continuing to provide services to the Company under her employment agreement.

Ms. Rivera’s  employment agreement provides that if Ms. Rivera is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Ms. Rivara were continuing to provide services to the Company under her employment agreement.

Mr. Speer’s employment agreement provides that if Mr. Speer is terminated by the Company following a change in control, the Company is obligated to pay severance and continuation of benefits (to the extent such benefits could then be lawfully made available by the Company) for one year following the effective date of the termination, as though Mr. Speer were continuing to provide services to the Company under his employment agreement.

DIRECTOR COMPENSATION

The following table summarizes the compensation earned by each of the non-employee directors in 2025. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director. No current director has an agreement or arrangement with any third party relating to compensation or other payments in connection with the director’s candidacy or service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Stephen E. Courter	75,000	25,000	100,000
Maria J. Dreyfus	-	100,000	100,000
Maria Echaveste	75,000	25,000	100,000
Winston H. Hickox	75,000	25,000	100,000
Barbara Lloyd	56,250	43,750	100,000
Kenneth T. Lombard	75,000	25,000	100,000
David O'Hara(2)	-	-	-
Richard Polanco	75,000	25,000	100,000

____________________

(1)

This column discloses the dollar amount of compensation cost recognized in 2025 based on the fair value at grant date in accordance with FASB ASC Topic 718.  These awards were valued at the market value of the underlying stock on the date of grant in accordance with FASB ASC Topic 718.

(2)	Mr. O’Hara was appointed to the Board of Directors effective February 3, 2026.

DIRECTOR COMPENSATION POLICY

Effective July 1, 2021, all non-employee directors are entitled to receive, for each 12-month period ending June 30 of each year, the amount of $75,000. This amount is prorated for directors serving less than the full 12 months. Payments will be made in 4 quarterly installments of $18,750. A director may elect to receive any or all of his or her cash compensation earned in the form of the Company’s common stock. A director is entitled to a $18,750 fee for any quarter in which services are rendered. Each June 30, non-employee directors are also entitled to receive a deferred stock award consisting of shares of the Company’s common stock with a value equal to $25,000 (calculated with reference to the average closing price of the Company’s common stock during the one month preceding the annual award date), prorated for directors serving less than the full 12 months.

DIRECTOR STOCK OWNERSHIP POLICY

The Company encourages stock ownership on behalf of our directors. Thus, the Company’s compensation structure for non-employee directors includes awards of stock as compensation for director services.  See “Director Compensation Policy”, above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2025 with respect to shares of the Company’s common stock that may be issued under its existing compensation plans.  The table includes plan grants to executive officers and other Company employees and consultants.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by stockholders	2,162,309(1)	-	801,4742)

Total	2,162,309	-	801,474

(1)

Represents 177,501 of unvested performance stock units as of December 31, 2025 to vest upon the Company’s common stock achieving a certain price hurdle; 1,357,500 unvested restricted stock units to vest upon achievement of specified milestones; and 627,308 unvested time-based vesting restricted stock units.  Amount reduced to 1,827,751 as of April 22, 2026.

(2)	Represents 801,474 securities issuable under the Company’s 2019 Equity Incentive Plan, as amended, as of December 31, 2025. Amount reduced to 660,778 as of April 22, 2026.

PAY VERSUS PERFORMANCE

The following table shows the relationship between executive compensation actually paid (“CAP”) to the Company’s Chief Executive Officer and President and principal executive officer (“PEO”) and our named executive officers (“NEOs”) and certain financial performance of the Company during the last three fiscal years ended December 31, 2025, 2024 and 2023.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (Loss)
2025	$1,057,625	$492,900	$855,352	$1,666,376	$200	$(34,151,000)
2024	$2,280,114	$9,024,334	$356,803	$890,728	$135	$(31,140,000)
2023	$385,504	$658,700	$366,374	$248,490	$73	$(31,446,000)

(1)

Ms. Kennedy assumed the position of PEO effective January 1, 2024, replacing Mr. Scott Slater. The amounts shown are the amounts of total compensation reported for Ms. Kennedy as the current PEO for the years ended December 31, 2025 and 2024 and Mr. Slater as the former PEO for the year ended December 31, 2023 in the “Total” column of the Summary Compensation Table.

(2)	The amounts shown represent the amount of CAP to Ms. Kennedy as the current PEO for the years ended December 31, 2025 and 2024 and Mr. Slater as the former PEO for the year ended December 31, 2023, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO during the applicable year.

In accordance with SEC rules, the following adjustments were made to the PEO total compensation for each year to determine CAP:

Footnote (2) - Table 1
Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards(i)	Equity Award Adjustments(ii)	Compensation Actually Paid to PEO
2025	$1,057,625	$(645,625)	$80,900	$492,900
2024	$2,280,114	$(1,400,655)	$8,144,875	$9,024,334
2023	$385,504	$(85,504)	$358,700	$658,700

(i)   Reported Value of Equity Awards represents salary amounts paid in equity plus the amounts reported in the “Stock Awards,” “Bonus” and “All Other Compensation” columns in the Summary Compensation Table for the applicable year.

(ii)   The equity award adjustments include the addition (or subtraction, as applicable) of the following: (1) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (2) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (3) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; and (4) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value;. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Equity Award Adjustments
2025	$-	$303,400	$-	$(222,500)	$3,029,400	$80,900
2024	$6,760,000	$-	$1,384,875	$-	$-	$8,144,875
2023	$-	$-	$-	$358,700	$-	$358,700

(3)	The dollar amounts shown represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Ms. Kennedy, who served as our PEO in 2025 and 2024 and Mr. Slater, who served as our PEO from 2006 to 2023) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Ms. Kennedy in each of 2025 and 2024 and Mr. Slater in 2023) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2025 and 2024, Cathryn Rivera and Stanley Speer, and (ii) for 2023, Stanley Speer and Susan Kennedy. Ms. Rivera was only employed by the Company since September 2024.

(4)	The dollar amounts shown represent the average amount of CAP to the NEOs as a group (excluding Ms. Kennedy, who served as our PEO in 2025 and 2024 and Mr. Slater, who served as our PE from 2006 to 2023), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Ms. Kennedy in each of 2025 and 2024 and Mr. Slater in 2023) during the applicable year.

In accordance with the SEC rules, the following adjustments were made to the average total compensation for the NEOs as a group (excluding Ms. Kennedy in each of 2025 and 2024 and Mr. Slater in 2023) for each year to determine the CAP, using the same methodology described above in Footnote 2:

Footnote (4) - Table 1
Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments(i)	Average Compensation Actually Paid to Non-PEO NEOs
2025	$855,352	$(522,207)	$1,333,231	$1,666,376
2024	$356,803	$(131,039)	$664,964	$890,728
2023	$366,374	$(26,074)	$(91,810)	$248,490

(i)   The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Total Average Equity Award Adjustments
2025	$986,238	$42,292	$330,750	$(26,049)	$-	$1,333,231
2024	$655,460	$-	$47,117	$(37,613)	$-	$664,964
2023	$-	$2,540	$-	$(94,350)	$-	$(91,810)

Analysis of Information Presented in the Pay Versus Performance Table

In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay vs. Performance table on CAP and each of total shareholder return (“TSR”) and net loss.

We do not utilize TSR and net loss in our executive compensation program. However, we do utilize several other performance measures to align executive compensation with our performance. As described in more detail above, part of the compensation our NEOs are eligible to receive consists of performance-based cash bonuses that are designed to provide appropriate incentives to our executives to achieve defined corporate goals and to reward our executives for individual achievement towards these goals, subject to certain employment criteria. Additionally, we view RSUs and PSUs, which are an integral part of our executive compensation program, as related to company performance although not directly tied to TSR, because they provide value only if the market price of our common stock increases, and if the executive officer continues in our employment over the vesting period. These equity awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to continue in our employment for the long-term.

From 2024 to 2025, our TSR and the CAP for our non-PEO Named Executive Officers increased due to a stock compensation grant to our CFO in 2025, while the CAP decreased for our PEO as no grant was provided in 2025 due to a significant grant in 2024. With respect to net income, we have not reached the stage of profitability.  The Company is investing today for future growth and profitability.  Our primary focus is on building the product lines and infrastructure to support our future objectives.  Consequently, the Company does not consider net loss as a performance measure for our executive compensation program.  In 2025 our net loss increased from 2024.  The higher loss in 2025 was primarily due to increased professional fees incurred in advancing the development of the Mojave Groundwater Bank offset by improved profitability from our ATEC subsidiary driven by increased filter sales.

From 2023 to 2024, our TSR and the CAP for our PEO and non-PEO Named Executive Officers increased primarily due to stock compensation grants to both the new CEO and COO in 2024. In 2024, our net loss decreased slightly from 2023. The lower loss in 2024 was primarily due to a 2023 loss on extinguishment of debt in the amount of $5.3 million resulting from issuance of a conversion instrument, a repayment fee and elimination of debt discount associated with the paydown of $15 million of senior secured debt in 2023, and improved operating results for the water filtration technology business segment offset by higher compensation costs related to stock based non-cash bonus awards and increased interest expense in 2024.

From 2022 to 2023, our TSR and the CAP for Mr. Slater increased while our non-PEO Named Executive Officers decreased. In 2023, our net loss increased from 2022. The higher loss in 2023 was primarily due to a loss on extinguishment of debt in the amount of $5.3 million resulting from issuance of a conversion instrument, a repayment fee and elimination of debt discount associated with the paydown of $15 million of senior secured debt in February 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s voting securities, as of April 22, 2026, by each stockholder whom the Company knows to own beneficially more than five percent of our common stock or preferred stock, and by each director and director nominee, each named executive officer, and all directors and executive officers as a group, excluding, in each case, rights under options or warrants not exercisable within 60 days.  All persons named have sole voting power and investment power over their shares except as otherwise noted.

Name and Address	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class

Heerema International Services Group SA HHC$ Fund 2012 Mr. Jacobus Muller Route de Florissant 81, V8 1206 Geneva Switzerland	31,286,167(3)	35.14%

Susan P. Kennedy	1,021,921(4)	1.22%
c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071
Winston H. Hickox c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	263,830(5)	*

Maria Dreyfus c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	186,003	*

Stanley Speer c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	184,348(6)	*

Cathryn Rivera c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	90,150(7)	*

Stephen Courter c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	75,489	*

Maria Echaveste c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	39,627	*

Barbara Lloyd c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071	22,272	*
Richard Polanco	22,052	*
c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071

David O’Hara	6,976	*
c/o 550 S. Hope St., Suite 2850 Los Angeles, CA 90071

All Directors and officers as a group (ten individuals)	1,937,555(4)(5)(6)(7)	2.32%

__________________________

*        Represents less than one percent of the 83,444,043 outstanding shares of common stock of the Company as of April 22, 2026.

Footnotes

(1)

Does not include the Company’s currently outstanding 329 shares of Series 1 Preferred Stock, all of which are held by Elkhorn Partners L.P., and which represent less than 1% of the voting power of the Company’s outstanding voting securities.

(2)	Does not include the Company’s outstanding Depositary Shares, which are not currently voting securities.
(3)

Based upon a Form 4 and Schedule 13D/A filed with the SEC on November 6, 2024, Heerema International Services Group SA (“Heerema Group”) and an affiliate, HHC $ Fund 2012, own 25,695,300 of the Company's common stock.

Includes 4,590,867 shares issuable upon conversion of the $20 million convertible loan held by HHC $ Fund 2012 at $5.04 per share, as of April 22, 2026. Does not include an additional 420,794 shares issuable upon conversion of the loan if held through maturity on June 30, 2027, calculated based on 7% PIK interest payable quarterly in arrears.

Includes 1,000,000 shares issuable upon exercise of a warrant to purchase common stock at $4.75 per share granted to HHC $ Fund 2012 in connection with the March 2024 convertible loan. The warrant expires on June 30, 2027.

(4)

Does not include (a) 150,000 restricted stock unit (“RSUs”) that will vest over the next three quarters in 2026 and (b) 389,500 RSUs that will vest upon achievement of milestones related to completion of certain permits, entering into binding contracts for water delivery or storage, and delivery of water.  Each RSU represents a contingent right to receive one share of Cadiz Inc. common stock. Ms. Kennedy disclaims beneficial ownership of these securities until such time, and to the extent, that ownership of these securities has vested.

(5)	Includes 70,759 shares owned by Mr. Hickox’s spouse and indirectly owned by Mr. Hickox.
(6)

Does not include (a) 80,150 restricted stock unit (“RSUs”) that will vest over the next seven quarters in 2026 and 2027 and (b) 260,000 RSUs that will vest upon achievement of milestones related to completion of certain permits, entering into binding contracts for water delivery or storage, and delivery of water.  Each RSU represents a contingent right to receive one share of Cadiz Inc. common stock. Mr. Speer disclaims beneficial ownership of these securities until such time, and to the extent, that ownership of these securities has vested.

(7)

Does not include (a) 57,350 restricted stock unit (“RSUs”) that will vest over the next five quarters in 2026 and 2027 and (b) 137,500 RSUs that will vest upon achievement of milestones related to completion of certain permits, entering into binding contracts for water delivery or storage, and delivery of water.  Each RSU represents a contingent right to receive one share of Cadiz Inc. common stock. Ms. Rivera disclaims beneficial ownership of these securities until such time, and to the extent, that ownership of these securities has vested.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities ("reporting persons"), to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Reporting persons are required by the Commissions regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of reports and amendments thereto on Forms 3, 4 and 5 furnished to us by reporting persons and forms that we filed on behalf of certain directors and officers, during, and with respect to, our fiscal year ended December 31, 2025, and on a review of written representations from reporting persons to us all reports required to be filed were filed in a timely manner.

AUDIT AND RISK COMMITTEE REPORT

As of December 31, 2025, the Audit and Risk Committee was composed of Mr. Courter, Ms. Dreyfus, Ms. Lloyd, Mr. Lombard and Mr. Hickox. Mr. Courter currently serves as Chair of the Committee.

Each member of the Committee is an independent director as defined under the listing standards of the NASDAQ Global Market. The Committee operates under a written charter that is reviewed on an annual basis. The Audit and Risk Committee may also be referred to in this proxy statement as the “Audit Committee” or the “Committee”.

During fiscal 2025, the Audit Committee performed all of its duties and responsibilities under its charter. The purpose of the Audit and Risk Committee is to assist the Board of Directors in its oversight of management’s control of the Company’s financial reporting processes as well as assessment and management of risk.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board of Directors. In that regard, the Committee met four times in 2025 in order to expressly exercise the Committee’s responsibilities related to the Company’s quarterly and annual financial statements for fiscal 2025 and management’s assessment of the effectiveness of our internal controls over financial reporting as of December 31, 2025. During these meetings, the Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our consolidated financial statements, including our audited consolidated financial statements for the year ended December 31, 2025, and financial reporting process, including the system of internal controls over financial reporting and significant accounting policies applied by the Company.

The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in our 2025 Annual Report on Form 10-K related to its audit of the consolidated financial statements. The Audit and Risk Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation of its internal controls for fiscal 2026.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of PricewaterhouseCoopers LLP. The Committee regularly meets in executive session with PricewaterhouseCoopers LLP, without management present, to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements of the Company and expressing an opinion on the conformity of our financial statements with U.S. generally accepted accounting principles. The Committee discussed with the Company’s independent registered public accounting firm the scope and plan for its audits. The Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. PricewaterhouseCoopers LLP has provided the Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Committee also considered the nature and scope of the non-audit services provided by PricewaterhouseCoopers LLP to the Company and the compatibility of these services with PricewaterhouseCoopers LLP’s independence. The Committee pre-approves all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm pursuant to the terms of the Committee’s written charter.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025. The Committee also appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026 and has recommended that such appointment be submitted to the Company’s stockholders for ratification at the 2026 Annual Meeting of Stockholders.

THE AUDIT AND RISK COMMITTEE

Mr. Stephen E. Courter, Chair
Ms. Maria Dreyfus
Ms. Barbara Lloyd
Mr. Winston Hickox
Mr. Kenneth Lombard

PRINCIPAL ACCOUNTANT FEES AND SERVICES

For the fiscal years ended December 31, 2025 and 2024, professional services were performed by PricewaterhouseCoopers LLP. The Company’s Audit and Risk Committee annually approves the engagement of outside auditors for audit services in advance. The Audit and Risk Committee has also established complementary procedures to require pre-approval of all audit-related, tax and permitted non-audit services provided by PricewaterhouseCoopers LLP, and to consider whether the outside auditors’ provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors. The Audit and Risk Committee may delegate pre-approval authority to one or more of its members. Any such fees pre-approved in this manner shall be reported to the Audit and Risk Committee at its next scheduled meeting. All services described below were pre-approved by the Audit and Risk Committee.

All fees for services rendered by PricewaterhouseCoopers LLP aggregated $451,000 and $700,000 during the fiscal years ended December 31, 2025 and 2024, respectively, and were composed of the following:

Audit Fees.  The aggregate fees accrued by the Company for the audit of the annual financial statements during the fiscal years ended December 31, 2025 and 2024, for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for assistance with and review of documents filed with the SEC were $449,000 for 2025 and $698,000 for 2024.

Audit Related Fees.  No audit-related fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2025 and 2024.

Tax Fees.  No tax fees were billed by PricewaterhouseCoopers LLP to the Company during the fiscal years ended December 31, 2025 and 2024.

All Other Fees.  All other fees were $2,000 during each of the fiscal years ended December 31, 2025 and 2024.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no transactions since the beginning of our last fiscal year with our directors and officers and beneficial owners of more than five percent of our voting securities and their affiliates requiring disclosure.

PROPOSAL 2

AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

Our Board of Directors (the “Board”) has approved, declared advisable and recommended that our stockholders approve an amendment to our existing Certificate of Incorporation, as amended and currently in effect (the “Certificate of Incorporation”), to increase the authorized number of shares of our common stock from 100,000,0000 to 125,000,000 shares (and thereby also increase the authorized number of shares of all classes of our capital stock to 125,100,000 shares). If our stockholders approve this proposal, then Part A of Article Fourth of the Certificate of Incorporation will be deleted and replaced in its entirety to read as follows:

“FOURTH:

A.	The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 125,100,000, consisting of two classes as follows:

1.	125,000,000 shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”); and

2.	One Hundred Thousand (100,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock:”).”

We are currently authorized to issue two classes of stock, designated as common stock and preferred stock, consisting of 100,000,000 authorized shares of common stock, and 100,000 authorized shares of preferred stock, out of which preferred stock there have been designated two series, consisting of 10,000 authorized shares of Series 1 Preferred Stock and 7,500 authorized shares of 8.875% Series A Cumulative Perpetual Preferred Stock. As of April 22, 2026, out of the 100,000,000 shares of common stock authorized for issuance: (i) 83,416,154 shares were issued and outstanding; (ii) 117,985 shares were vested and not yet issued, (iii) 2,870,791 shares were issuable upon vesting of restricted stock units or reserved for issuance under the 2019 Equity Incentive Plan, as amended; (iv) up to approximately 5,011,661 shares of our common stock were issuable upon conversion of the Secured Convertible Loans (defined below); (v) up to approximately 4,261,359 shares of our common stock were issuable upon conversion of the Unsecured Convertible Loan (defined below); (vi) 133,261 shares were issuable upon conversion of the outstanding shares of our Series 1 Preferred Stock; (vii) 1,000,000 shares were issuable upon exercise of outstanding warrants; and (viii) up to 900,000 shares of our common stock were issuable as Funding Fee Shares (defined below). In addition, we are obligated to issue shares of common stock upon conversion of 2,300,000 outstanding depositary shares (the “Depositary Shares,” and each individually, a “Depositary Share”), each representing 1/1000th of a share of our Series A Preferred Stock with a liquidation preference of $25,000.00 per share of Series A Preferred Stock ($25.00 per Depositary Share).  The Depositary Shares are convertible into shares of our common stock if, and only if, a Change of Control (leading to a de-listing) or a Delisting Event (each as defined in the applicable Certificate of Designation) has occurred, and the Company has not elected to redeem the Series A Preferred Stock prior to the applicable conversion date. Accordingly, after adjusting for the equity awards, outstanding securities and rights described above, as of April 22, 2026, we had 2,288,789 shares of common stock available for issuance out of the 100,000,000 shares of common stock currently authorized.

Reasons for the Proposed Increase in Number of Authorized Shares of Common Stock

On March 6, 2024, we and our wholly-owned subsidiaries, Cadiz Real Estate LLC, ATEC Water Systems, LLC, and Octagon Partners LLC (collectively, the “Borrowers”), entered into a Third Amendment to Credit Agreement (the “Third Amendment”) with HHC $ Fund 2012 (the “Heerema Lender”), an affiliate of Heerema International Group Services S.A. (“Heerema”), to amend certain provisions of that certain Credit Agreement, dated as of July 2, 2021, among the Borrowers, B. Riley Securities, Inc. (“BRS”), as administrative agent, and the lenders from time to time party thereto (as previously amended, the “Credit Agreement”, and as further amended by the Third Amendment, the “Amended Credit Agreement”), made by the Borrowers in favor of BRS.  The Amended Credit Agreement provides for a new tranche of senior secured convertible term loans from the Heerema Lender in an aggregate principal amount of $20,000,000 (the “Secured Convertible Loans”) with a maturity date of June 30, 2027 that have a right to convert from time to time the outstanding principal amount plus any PIK Interest added thereto, and any accrued and unpaid interest thereon under the Amended Credit Agreement, into up to 5,011,661 shares of our common stock at a conversion price of $5.04 per share prior to the maturity date of June 30, 2027. Pursuant to the Third Amendment, the existing lenders continue to have a right to convert from time to time up to $15 million of outstanding principal of the term loans made under the Amended Credit Agreement, plus any PIK Interest added thereto, and any accrued and unpaid interest thereon under the Credit Agreement (collectively, the “Unsecured Convertible Loan”), into up to approximately 4,261,359 shares of our common stock at a conversion price of $4.80 per share prior to the maturity date of June 30, 2027.

In connection with the entry into the Third Amendment, on March 6, 2024, we issued a warrant to purchase 1,000,000 shares of our common stock (the “Warrant”) to the Heerema Lender. The Warrant has an exercise price of $5.00 per share, which will be subject to broad based weighted average anti-dilution adjustments in connection with future issuances of common stock equivalents below the warrant exercise price, subject to customary excluded issuances. The Warrant expires on June 30, 2027.

On October 27, 2025 (the "Effective Date"), we entered into a definitive agreement (“Lytton Credit Agreement”) with Lytton Rancheria of California, a federally recognized Native American tribe (“Lytton”), pursuant to which Lytton will provide the first tranche of capital for construction of the Mojave Groundwater Bank, the Company’s water supply and groundwater banking project in the eastern Mojave Desert. The Lytton Credit Agreement provides us an unsecured term loan in an aggregate principal amount of up to $51,000,000 which we may elect to draw in one or more installments beginning the Effective Date and ending April 30, 2027.  In connection with the Lytton Credit Agreement, we agreed to issue shares of our common stock to Lytton on each funding date, a funding fee of 25,000 shares per $1,000,000 of principal amount funded (“Funding Fee Shares”).

The increase in our authorized shares of common stock will provide us greater flexibility with respect to our capital structure for various purposes as the need may arise from time to time. These purposes may include: raising capital; providing equity incentives to employees, officers and directors; establishing strategic relationships with other companies; expanding our business through the acquisition of other businesses; and other purposes. Unless further stockholder approval is required for a proposed issuance of additional shares by the rules of The Nasdaq Stock Market or other applicable laws or regulations, the additional shares of common stock may be used for any of these purposes without further stockholder approval.

If this proposal is not approved by our stockholders, our financing alternatives will likely be limited by the lack of sufficient unissued and unreserved authorized shares of common stock, and stockholder value may be harmed by this limitation. In addition, our future success depends upon our ability to attract, retain and motivate highly skilled employees including managerial employees, and if this proposal is not approved by our stockholders, the lack of sufficient unissued and unreserved authorized shares of common stock to provide future equity incentive grants as the Board or the committee of the Board thereof deems appropriate could adversely impact our ability to achieve these goals. In short, if stockholders do not approve this proposal, we may not be able to access the capital markets, complete corporate collaborations, partnerships or other strategic transactions, attract, retain and motivate employees, and pursue other business opportunities integral to our growth and success.

Principal Effects of Increase in Number of Authorized Shares of Common Stock

The holders of any additional shares of our common stock issued pursuant to the increase in the authorized number of shares of our common stock effected by the filing of a certificate of amendment of the Certificate of Incorporation with the Delaware Secretary of State after the adoption of this proposal by our stockholders will have rights identical to the holders of shares of our currently outstanding common stock. Adoption of this proposal and issuance of additional shares of our common stock would not affect the rights of the holders of shares of our currently outstanding common stock, except to the extent that such issuance increases the number of shares of our common stock outstanding, thereby incidentally having the effect of diluting the earnings per share, if any, and voting rights of current holders of shares of our common stock.

The additional shares of our common stock that would become available for issuance if this proposal is adopted by our stockholders and effected by the filing of a certificate of amendment of the Certificate of Incorporation could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

No Appraisal Rights.

No appraisal rights are available under the General Corporation Law of the State of Delaware, the Certificate of Incorporation, or bylaws in connection with this proposal.

Required Vote

The adoption of this proposal requires that the votes cast in favor of this proposal exceed the votes cast against this proposal from the holders of the shares present through virtual attendance or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon. You may vote “FOR”, “AGAINST” or “ABSTAIN.”  If you ABSTAIN from voting on Proposal 2, the abstention will have no effect on the outcome of this vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2,

AND THEREFORE “FOR” APPROVAL OF THE AMENDMENT TO THE

CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK.

PROPOSAL 3

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Risk Committee has selected PricewaterhouseCoopers LLP as the Company’s independent certified public accountants to audit our financial statements for the 2026 fiscal year.  Stockholder ratification of this appointment is not required by our bylaws or other applicable legal requirements.  However, consistent with our past practice, the appointment of PricewaterhouseCoopers LLP is being submitted to our stockholders for ratification.  In the event stockholders do not ratify PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for the 2026 fiscal year, the Audit and Risk Committee will reconsider its selection of PricewaterhouseCoopers LLP, but will not be required to select another firm to audit the Company’s financial statements.  Even if the stockholders do ratify the appointment, the Audit and Risk Committee, in its discretion, may appoint a different firm at any time during the year if it believes that such a change would be in the best interests of the Company and our stockholders.  PricewaterhouseCoopers LLP has advised us that neither it nor any of its partners or associates has any direct or indirect financial interest in or any connection with the Company other than as accountants and auditors.  A representative of PricewaterhouseCoopers LLP is expected to be present and available to answer appropriate questions at the 2026 Annual Meeting, and will be given the opportunity to make a statement if desired.

Required Vote.

The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares present through virtual attendance or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you ABSTAIN from voting on Proposal 3, the abstention will have the same effect as an “AGAINST” vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL

OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 4

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

This proposal, commonly referred to as a “say-on-pay” proposal, gives our stockholders the opportunity to consider the compensation of our named executive officers as described in this proxy statement.  This proposal is not intended to address any specific item of compensation, but rather to provide an opportunity for our stockholders to express their opinion of the overall compensation program for our named executive officers and the philosophy, policies and practices described in this proxy statement.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company is focused on the long-term development, construction and implementation of our diverse water solutions assets and growth of our water treatment subsidiary. As a result, our compensation programs have been designed to attract and retain well-qualified executives familiar with the water industry, including  the specialized segments of water supply, storage and infrastructure, project finance, and water treatment technology, and also to support achievement of the business and financial objectives for our water and land assets, which are typically long-term in nature.  The Compensation Committee has established peer competitive compensation programs that include cash compensation but also emphasize incentives that encourage our executive officers to achieve our long-term goals and also align the financial interests of the executive officers and management with those of our stockholders.  These long-term incentives are guided by stockholder approved plans, an important feature of our compensation philosophy and program.

We request that our stockholders consider and approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures is hereby APPROVED.”

Required Vote.

The approval of a non-binding, advisory resolution approving the compensation of the Company’s named executive officers requires the affirmative vote of the holders of a majority of the shares present through virtual attendance or represented by proxy at the 2026 Annual Meeting and entitled to vote thereon. You may vote “FOR,” “AGAINST” or “ABSTAIN.” If you ABSTAIN from voting on Proposal 4, the abstention will have the same effect as an “AGAINST” vote.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the 2026 Annual Meeting. However, if any other matter shall properly come before the 2026 Annual Meeting, the proxy holders named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with their best judgment.

STOCKHOLDER PROPOSALS

Any appropriate proposal submitted by a stockholder and intended to be presented at the 2027 Annual Meeting must be submitted in writing to our Corporate Secretary at 550 S. Hope Street, Suite 2850, Los Angeles, CA 90071, and received not later than December 30, 2026 to be included in our proxy statement and related proxy for the 2027 Annual Meeting. However, if the date of the 2027 Annual Meeting is changed by more than 30 days from this year’s meeting then the deadline is a reasonable time before we begin to print and send our proxy materials.

A stockholder proposal will need to comply with the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Although the Board will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.  In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the requirements of Rule 14a-19(b).

If you are submitting a proposal for a meeting of stockholders other than a regularly scheduled annual meeting, the deadline is a reasonable time before we begin to print and send our proxy materials.

ADDITIONAL INFORMATION

We are furnishing our Annual Report on Form 10-K for the year ended December 31, 2025, as part of the proxy materials that will be accessible on the internet.  Exhibits to the 2025 Annual Report will be made available to stockholders for a reasonable charge upon their written request to the Company, Attention: Investor Relations, 550 S. Hope Street, Suite 2850, Los Angeles, California 90071.

A list of stockholders entitled to vote at the 2026 Annual Meeting will be available at https://www.cstproxy.com/cadiz/2026, which is password protected, for review by our stockholders for any purpose germane to the annual meeting for at least ten days prior to the annual meeting. If you have any questions with respect to accessing this list, please contact our Investor Relations department at (213) 271-1600.

By Order of the Board of Directors

Los Angeles, California

April __, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 18, 2026.

The Proxy Statement and our 2025 Annual Report to Stockholders are available at http://www.cstproxy.com/cadiz/2026.

FOLD HERE.  DO NOT SEPARATE.  INSERT IN ENVELOPE PROVIDED

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PROXY
CADIZ INC.
SOLICITED ON BEHALF OF THE COMPANY AND APPROVED
BY THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Susan Kennedy and Stanley E. Speer, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the fiscal 2026 Annual Meeting of Stockholders of Cadiz Inc. to be held on the 18th day of June 2026 at 10 a.m., local time, virtually via the Internet at http://www.cstproxy.com/cadiz/2026 (pursuant to the Notice of Annual Meeting dated April __, 2026, and accompanying proxy statement), and at any postponement or adjournment thereof, and to vote all of the shares of Cadiz Inc. that the undersigned is entitled to vote with all the powers and authority the undersigned would possess if personally present in accordance with the following instructions.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE "FOR" ALL NOMINEES UNDER PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.

(Continued and to be marked, dated and signed, on the other side)

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YOUR VOTE IS IMPORTANT.  PLEASE VOTE TODAY.
Vote by Internet, Smartphone or Tablet - QUICK, EASY
IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

CADIZ INC.

Voting by Internet is quick, easy and immediate. As a Cadiz Inc. stockholder, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Standard Time, on June 17, 2026.

Internet:

www.cstproxyvote.com.

Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares

Vote at the Meeting:

If you plan to attend the virtual online annual meeting, you will need your 12-digit control number to vote electronically at the annual meeting. To attend;

https://www.cstproxy.com/cadiz/2026.

MOBILE VOTING:

On your Smartphone/Tablet, open the QR Reader and scan the below image. Once the voting site is displayed, enter your Control Number from the proxy card and vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY

MAIL:

Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" ALL NOMINEES UNDER PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE “FOR” ALL NOMINEES UNDER PROPOSAL 1 AND "FOR" PROPOSALS 2, 3 AND 4.

1. ELECTION OF DIRECTORS	FOR	WITHHOLD
01. Stephen E. Courter	☐	☐
02. Maria Dreyfus	☐	☐
03. Maria Echaveste	☐	☐
04. Winston Hickox	☐	☐
05. Susan Kennedy	☐	☐
06. Barbara A. Lloyd	☐	☐
07. Kenneth T. Lombard	☐	☐
08. David O'Hara	☐	☐
09. Richard Polanco	☐	☐

2.	The approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Ratification of the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent certified public accountants for fiscal year 2026.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4.	Advisory vote on executive compensation as disclosed in the proxy materials.	FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

CONTROL NUMBER:

Signature(s) __________________________________ Signature, if held jointly __________________________________ Date ___________________

Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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